Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Park Hotels & Resorts Inc.

(Exact name of registrant as specified in governing instruments)

Park Hotels & Resorts Inc.

1600 Tysons Blvd., Suite 1000

McLean, VA 22102

Tel: (703) 584-7979

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas C. Morey

Senior Vice President and General Counsel

Park Hotels & Resorts Inc.

1600 Tysons Blvd., Suite 1000

McLean, VA 22102

Tel: (703) 584-7979

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Stuart A. Barr Leslie B. Reese, III Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, DC 20004 Tel: (202) 637-5600	Joshua Ford Bonnie Edgar J. Lewandowski Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 Tel: (202) 636-5500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $0.01 per share	32,397,132	$25.69	$832,282,321	$96,462

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the registrant’s common stock on May 1, 2017, as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to Completion

Preliminary Prospectus dated May 5, 2017

PRELIMINARY PROSPECTUS

32,397,132 Shares

Park Hotels & Resorts Inc.

Common Stock

This prospectus relates to the offer and sale from time to time of up to 32,397,132 shares of our common stock by the selling stockholders named in this prospectus or in supplements to this prospectus. The registration of the shares of common stock to which this prospectus relates does not require the selling stockholders to offer or sell those shares. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders.

We are not offering for sale any shares of common stock in the registration statement of which this prospectus is part. We will not receive any proceeds from the sale of our common stock by the selling stockholders, but will incur expenses. The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. For more information, see “Plan of Distribution.”

Our common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “PK.” On May 5, 2017, the last sale price of our common stock as reported on the NYSE was $26.18 per share.

We intend to elect to be taxed as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2017. Shares of our common stock are subject to limitations on ownership and transfer that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 4.9% limit, in value or in number of shares, whichever is more restrictive, on the ownership of outstanding shares of our common stock and a 4.9% limit, in value or in number of shares, whichever is more restrictive, on the ownership of outstanding shares of our preferred stock. See “Description of Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                , 2017

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus we may authorize to be delivered to you. None of us or the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are offering to sell, and seeking offers to buy, our shares only in jurisdictions where offers and sales thereof are permitted. You should assume that the information appearing in this prospectus or in any prospectus supplement or free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Except where the context requires otherwise, references in this prospectus to “Park,” “Park Hotels & Resorts,” “we,” “our,” “us” and the “company” refer to Park Hotels & Resorts Inc., together with its consolidated subsidiaries. References in this prospectus to “Park Parent,” means only Park Hotels & Resorts Inc. and not its subsidiaries or other lower-tier entities. References to our “common stock” refer to the common stock, $0.01 par value per share, of Park Hotels & Resorts Inc.

In this prospectus:

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“Adjusted EBITDA” means EBITDA (as defined below) further adjusted to exclude gains, losses and expenses in connection with: (i) foreign currency transactions; (ii) share-based compensation; (iii) non-cash impairment losses; (iv) transition costs related to our establishment as an independent, publicly traded company; (v) asset dispositions for both consolidated and unconsolidated investments; (vi) debt restructurings/retirements; (vii) severance and relocation; and (viii) other gains or losses that management believes are not representative of our current or future operating performance.

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See the discussion under the captions “Summary—Summary Historical and Unaudited Pro Forma Combined Consolidated Financial Data” included in this prospectus for a reconciliation of Adjusted EBITDA, which is a financial measure not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income, which we believe is the most closely comparable GAAP financial measure, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics Used by Management—Non-GAAP Financial Measures” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, incorporated by reference in this prospectus, for other information regarding our use of Adjusted EBITDA;

•	“Adjusted FFO attributable to stockholders” means NAREIT FFO attributable to stockholders (as defined below) as further adjusted for the following items: (i) gains or losses on foreign currency transactions; (ii) litigation gains and losses outside the ordinary course of business; (iii) transition costs related to our establishment as an independent, publicly traded company; (iv) share-based compensation expense; and (v) other gains and losses that management believes are not representative of our current or future operating performance. See the discussion under the captions “Summary—Summary Historical and Unaudited Pro Forma Combined Consolidated Financial Data” included in this prospectus for a reconciliation of Adjusted FFO attributable to stockholders, which is a non-GAAP financial measure, to net income attributable to stockholders, which we believe is the most closely comparable GAAP financial measure, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics Used by Management—Non-GAAP Financial Measures” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, incorporated by reference in this prospectus, for other information regarding our use of Adjusted FFO attributable to stockholders;

•	“ADR” or “average daily rate” means rooms revenue divided by total number of room nights sold in a given period;

•	“comparable hotels” mean those hotels that: (i) were active and operating in our portfolio since January 1st of the previous year; and (ii) have not sustained substantial property damage, business interruption, undergone large-scale capital projects or for which comparable results are not available;

•	“EBITDA” means net income excluding interest expense, income taxes and depreciation and amortization. See the discussion under the captions “Summary—Summary Historical and Unaudited Pro Forma Combined Consolidated Financial Data” included in this prospectus for a reconciliation of EBITDA, which is a non-GAAP financial measure, to net income, which we believe is the most closely comparable GAAP financial measure, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics Used by Management—Non-GAAP Financial Measures” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, incorporated by reference in this prospectus, for other information regarding our use of EBITDA;

•	“Hilton” or “Parent” means Hilton Worldwide Holdings Inc., together with its consolidated subsidiaries. “Hilton Parent” means only Hilton Worldwide Holdings Inc. and not its subsidiaries or other lower-tier entities;

•	“full-service, publicly-traded lodging REITs” means the publicly-traded lodging REITs (as defined below), excluding Apple Hospitality REIT Inc., Ashford Hospitality Trust, Inc., Chatham Lodging Trust, Hospitality Properties Trust, RLJ Lodging Trust, and Summit Hotel Properties Inc. (those publicly-traded lodging REITs that primarily focus on select-service lodging assets);

•

“Hotel Adjusted EBITDA” measures hotel-level results before debt service, depreciation and corporate expenses for our consolidated hotels, including both comparable and non-comparable hotels but excluding hotels owned by unconsolidated affiliates. See the discussion under the captions “Summary—Summary Historical and Unaudited Pro Forma Combined Consolidated Financial Data” included in this prospectus for a reconciliation of Hotel Adjusted EBITDA, which is a non-GAAP financial measure, to net income, which we believe is the most closely comparable GAAP financial measure, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics Used by Management—Non-GAAP Financial Measures” in our Quarterly Report on Form 10-Q for the three

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months ended March 31, 2017, incorporated by reference in this prospectus, for other information regarding our use of Hotel Adjusted EBITDA. We do not reconcile Hotel Adjusted EBITDA on an individual property basis to net income on an individual property basis in this prospectus because certain adjustments, such as interest expense and income taxes, to Hotel Adjusted EBITDA are not allocable on a property basis, and such presentation therefore would not be meaningful to investors;

•	a “luxury” hotel refers to a luxury hotel as defined by STR, Inc. (“STR”);

•	“NAREIT FFO attributable to stockholders” means net income or loss attributable to stockholders excluding gains or losses from sales of real estate, impairment, the cumulative effect of changes in accounting principles, plus depreciation and amortization and adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis. We calculate NAREIT FFO attributable to stockholders for a given operating period in accordance with the guidelines of National Association of Real Estate Investment Trusts (“NAREIT”). See the discussion under the captions “Summary—Summary Historical and Unaudited Pro Forma Combined Consolidated Financial Data” included in this prospectus for a reconciliation of NAREIT FFO attributable to stockholders, which is a non-GAAP financial measure, to net income attributable to stockholders, which we believe is the most closely comparable GAAP financial measure, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics Used by Management—Non-GAAP Financial Measures” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, incorporated by reference in this prospectus, for other information regarding our use of NAREIT FFO attributable to stockholders;

•	“occupancy” means the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels;

•	“publicly-traded lodging REIT” means Park and the companies included in NAREIT’s list of lodging/resort REITs traded on major stock exchanges, excluding American Hotel Income Properties REIT Inc., Condor Hospitality Trust, Inc., ESH Hospitality, Inc., MGM Growth Properties LLC and Sotherly Hotels Inc.

•	“RevPAR” or “revenue per available room” means rooms revenue divided by total number of room nights available to guests for a given period;

•	“Select Hotels” means the hotels that are managed by Park Hotels & Resorts rather than a third-party hotel management company, consisting of the following four hotels: the Hilton Garden Inn LAX/El Segundo in El Segundo, California; the Hampton Inn & Suites Memphis—Shady Grove in Memphis, Tennessee; the Hilton Suites Chicago/Oak Brook in Chicago, Illinois; and the Hilton Garden Inn Chicago/Oak Brook in Chicago, Illinois;

•	“TRS” refers to a taxable REIT subsidiary under the Internal Revenue Code of 1986, as amended, and includes any subsidiaries or other, lower-tier entities of the taxable REIT subsidiary; and

•	an “upper upscale” hotel refers to an upper upscale hotel as defined by STR.

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SUMMARY

This summary does not contain all of the information that you should consider before investing in shares of our common stock. You should read this entire prospectus and the documents incorporated by reference herein carefully before making an investment decision, especially the risks discussed under “Risk Factors” and our financial statements and the related notes, which are incorporated by reference herein, before you decide to invest in shares of our common stock. This prospectus uses non-GAAP financial measures, including Adjusted EBITDA, Adjusted FFO attributable to stockholders, EBITDA, Hotel Adjusted EBITDA and NAREIT FFO attributable to stockholders. For reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measure, see the discussion under “— Summary Historical and Unaudited Pro Forma Combined Consolidated Financial Data.” For definitions and other information regarding our use of these non-GAAP financial measures, see the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics Used by Management—Non-GAAP Financial Measures” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, incorporated by reference in this prospectus.

Park Hotels & Resorts

We are a leading lodging real estate company with a diverse portfolio of market-leading hotels and resorts with significant underlying real estate value. Our portfolio consists of 67 premium-branded hotels and resorts with over 35,000 rooms located in prime United States (“U.S.”) and international markets with high barriers to entry. Over 85% of our rooms are luxury or upper upscale and nearly 90% are located in the U.S., including 14 of the top 25 markets as defined by STR. Over 70% of our rooms are located in the central business districts of major cities or resort/conference destinations. We are focused on driving premium long-term total returns by continuing to enhance the value of our existing properties. We intend to utilize our scale to efficiently allocate capital to drive growth while maintaining a strong and flexible balance sheet.

We were originally formed as a Delaware corporation in 1946 and existed as a part of one of Hilton’s business segments. On January 3, 2017, Hilton completed the spin-off that resulted in our establishment as an independent, publicly traded company. The spin-off transaction, which was intended to be tax-free to Hilton Parent and Hilton Parent stockholders, was effected through a pro rata distribution of Park Parent stock to existing Hilton Parent stockholders. As a result of the spin-off, each holder of Hilton Parent common stock received one share of Park Parent common stock for every five shares of Hilton Parent common stock owned, as of the record date of December 15, 2016.

For U.S. federal income tax purposes, we intend to make an election to be taxed as a real estate investment trust (“REIT”), commencing with our taxable year ending December 31, 2017. Currently, we are organized and operate in a REIT-qualified manner and expect to continue to remain organized and operate as such.

As of the spin-off date, Park Intermediate Holdings LLC (our “Operating Company”), directly or indirectly, holds all of our assets and conducts all of our operations. Park Parent owns 100% of the interests in our Operating Company.

Our Competitive Strengths

We believe the following strengths distinguish us from other lodging real estate companies and effectively position us to execute on our business plan and growth strategies:

•	Premium Assets with Significant Underlying Real Estate Value. Our portfolio includes iconic and market-leading properties with significant scale and embedded asset value. Our top 10 properties contributed more than 60% of our Hotel Adjusted EBITDA and generated RevPAR of $203.08 for the year ended December 31, 2016.

Top 10 Properties

Hotel	Rooms		Meeting Space (sq. ft.)	Description
Hilton Hawaiian Village Waikiki Beach Resort Honolulu, Hawaii	2,860		150,000	• ~22-acre oceanfront resort along Waikiki Beach, with nearly 145,000 sq. ft. of retail space

Hilton Waikoloa Village Waikoloa Village, Hawaii	1,244	(1)	235,000	• 62-acre oceanfront resort on Hawaii Island

Hilton San Francisco Union Square	1,919		136,000	• Two adjacent convention hotels together comprising 2,943 rooms with approximately 168,000 square feet of meeting space spanning two city blocks in downtown San Francisco
Parc 55 San Francisco – a Hilton Hotel San Francisco, California	1,024		32,000

New York Hilton Midtown New York, New York	1,929	(2)	150,000	• One of the largest hotels in New York City in the heart of midtown Manhattan

Hilton New Orleans Riverside New Orleans, Louisiana	1,622		130,000	• Overlooks the Mississippi River, adjacent to one of the largest U.S. convention centers

Hilton Chicago Chicago, Illinois	1,544		234,000	• Convention hotel that covers a full city block in downtown Chicago

Waldorf Astoria Orlando	502		42,000	• Together comprising a 482-acre resort complex near Walt Disney World® with an 18-hole golf course and surrounded by private nature preserve
Hilton Orlando Bonnet Creek Orlando, Florida	1,009		132,000

Casa Marina, A Waldorf Astoria Resort Key West, Florida	311		11,000	• Landmark luxury beach resort in Key West overlooking nearly a quarter mile of private beachfront

(1)	Includes approximately 600 rooms transferred to Hilton Grand Vacations, Inc. (“HGV”) in October 2016 that we reserved exclusive rights to occupy and operate through May 2017. On various dates between May 2017 and December 2019, we are required to release these rooms back to HGV for its renovation and use.
(2)	Includes approximately 25 rooms transferred to HGV in October 2016 that we reserved exclusive rights to occupy and operate through September 2017.

We believe these premier properties, which average approximately 1,400 rooms and 125,000 square feet of meeting space, are relatively insulated from incremental competition as a result of high replacement costs, long-lead times for new development and irreplaceable locations in prime city center and resort/convention destinations.

•	Scaled Platform with Strong Growth Potential. With over 35,000 rooms, $139 million of net income and $814 million of Adjusted EBITDA in 2016, we are the second-largest publicly traded lodging REIT. In addition, we are more than 2.5 times larger than the next-largest full-service, publicly-traded lodging REIT based on number of rooms and more than 3.0 times larger than the median full-service, publicly-traded lodging REIT based on 2016 Adjusted EBITDA. Our significant scale and expected liquidity allow us to create value throughout all phases of the lodging cycle through disciplined capital allocation and portfolio management. We believe we have a competitive advantage in competing for large-scale opportunities to invest in properties and portfolios, both as a result of superior access to capital and our expertise as an owner of complex lodging properties. Additionally, our diverse portfolio enables us to opportunistically sell assets and recycle capital accretively. Finally, we believe we can expand our operating margins through proactive asset management and by leveraging our modest corporate overhead across a large and growing asset base.

•	Diversified Exposure to Attractive Markets. We are one of the most geographically diversified full-service, publicly-traded lodging REITs, with hotels and resorts in 14 of the top 25 markets in the United States, as well as select international markets. We are focused on enhancing our exposure to attractive, high barrier-to-entry markets. The following charts illustrate our concentration by market and property type by portfolio room-count as of March 31, 2017:

Percentage of Total Rooms by Market	Percentage of Total Rooms by Property Type

Our top five markets, based on room count, represented 66% of our 2016 Hotel Adjusted EBITDA and average demand growth is projected to exceed supply growth over the next several years, based on CBRE forecasts.

•	Leading Group Platform. With 29 properties with over 25,000 square feet of meeting space and nine properties with over 125,000 square feet of meeting space in top convention markets, our portfolio has the opportunity to generate robust corporate meeting and group business. We believe the opportunity to further enhance the group position of our portfolio will increase our visibility into forward bookings and reduce operating volatility by enhancing the stability and predictability of our revenue throughout the lodging cycle. More specifically, in 2016, group business represented 29% of the business at our comparable hotels and 31% of the business at our top 25 properties (as measured by Hotel Adjusted EBITDA). We believe that our group position for our top 25 properties can increase 400 basis points over the next few years, which we expect will help our hotels to further improve the average daily rate via reduced dependency on transient demand and discount business, while increasing in-house group catering revenue.

With respect to our exposure to new supply in the U.S., we believe our portfolio will continue to benefit from below average supply growth over the next several years given our footprint in supply-constrained markets such as Hawaii and San Francisco. Overall, based on market supply growth data and our current room supply in these markets, we estimate that our portfolio faces just 2.2% annual supply growth over the next two years, or 50 basis points below our lodging REIT peers. Moreover, we expect new supply of hotels with over 500 rooms and significant meeting space across the Top U.S. 50 Metropolitan Statistical Areas to continue to be very limited in the near to intermediate term based on STR forecasts, creating a favorable macro environment for our large convention hotels to continue to capture strong market share in group business.

•	Beneficial Relationship with Hilton. We enjoy a strong and mutually beneficial relationship with Hilton. Hilton’s diverse collection of powerful brands creates a network effect that drives industry-leading revenue premiums. Hilton’s award-winning Hilton Honors customer loyalty program, with approximately 60 million members as of December 31, 2016, provides our hotels and resorts with a large and growing base of loyal guests, representing approximately half of our rooms sold in 2016. We believe this relationship will continue to drive significant benefits and mutual alignment of strategic interests. Hilton has the experience and expertise to manage the complexities of large-scale, multi-use hotels and resorts, and its robust commercial services platform drives significant levels of demand and premium pricing that enhances the performance of our properties.

•	Experienced Senior Leadership. Our senior management team is led by Thomas J. Baltimore, Jr., our President and Chief Executive Officer, Sean M. Dell’Orto, our Executive Vice President, Chief Financial Officer and Treasurer, Rob Tanenbaum, our Executive Vice President, Asset Management, and Matthew Sparks, our Executive Vice President, Chief Investment Officer. Our senior management team members are proven lodging industry operators, with an average of over 20 years of experience in the real estate and lodging industries. Our senior management team has extensive and long-standing business relationships with leading hotel management companies, major franchisors, lenders, brokers and institutional investors, established through many years of industry experience, as well as significant expertise in asset management, acquisitions, dispositions, financing and renovations and repositioning of hotel properties over multiple lodging cycles. They lead a highly skilled team of asset management professionals that have a long history with our portfolio and have managed hotel portfolios through a number of lodging cycles, and that possess an intimate knowledge of our properties, markets and potential investment opportunities. We believe that the extensive operating expertise of our team enables us to achieve superior operational efficiency and pursue innovative asset management strategies.

Our Business and Growth Strategies

Our objective is to be the preeminent lodging REIT and to generate premium risk-adjusted returns for our stockholders through active asset management and a thoughtful external growth strategy, while maintaining a strong and flexible balance sheet. We intend to pursue this objective through the following strategies:

•	Maximizing Hotel Profitability through Active Asset Management. We are focused on continually improving the operating performance and profitability of each of our hotels and resorts through our proactive asset management efforts. We will continue to identify opportunities to increase market share and drive cost efficiencies and thereby maximize the operating performance, cash flow and value of each property. As a pure-play lodging real estate company with significant financial resources and an extensive portfolio of large, multi-use assets, including 27 hotels with 400 rooms or more, we believe our ability to implement compelling return on investment initiatives represents a significant embedded growth opportunity. These may include the expansion of meeting platforms in convention and resort markets; the upgrade or redevelopment of existing amenities, including retail platforms, food and beverage outlets, pools and other facilities; the development of vacant land into income-generating uses, including retail or mixed-use properties; or the redevelopment or optimization of underutilized spaces. We also may create value through repositioning select hotels across brands or chain scale segments and exploring adaptive reuse opportunities to ensure our assets achieve their highest and best use. Finally, we are focused on maintaining the competitive strength of our properties and adapting to evolving customer preferences by renovating properties to provide updated guestroom design, open and activated lobby areas, food and beverage and public spaces, and modernized meeting space.

•	Pursuing Growth and Diversification through a Thoughtful External Growth Strategy. We intend to leverage our scale, liquidity and mergers and acquisitions expertise to create value throughout all phases of the lodging cycle through opportunistic acquisitions, dispositions and/or corporate transactions, which we believe will enable us to further diversify our portfolio. For example, our portfolio includes six properties located in high-growth markets that we acquired in February 2015 with the proceeds from the sale of the Waldorf Astoria New York that was significantly accretive to Adjusted EBITDA. We will continue to opportunistically seek to expand our presence in target markets and further diversify over time, including by acquiring hotels that are affiliated with other leading hotel brands and operators.

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Maintaining a Strong and Flexible Balance Sheet. We maintain a strong and flexible balance sheet with continued focus on optimizing our cost of capital by targeting modest leverage levels, which we target to be approximately three to five times net debt (calculated as our long-term debt and our share of investments in affiliates debt, both excluding deferred financing costs, reduced by both our cash and cash equivalents and our restricted cash) to Adjusted EBITDA throughout the lodging cycle. We also will focus on maintaining sufficient liquidity with minimal short-dated maturities, and intend to have a mix of debt that will provide us with the flexibility to prepay when desired, dispose of assets, pursue our value enhancement strategies within our existing portfolio, and support acquisition activity. Additionally, we expect to reduce our level of secured debt over time, which will provide additional balance sheet flexibility. Our senior management team has extensive experience managing capital structures over multiple lodging cycles and has extensive and long-standing relationships with numerous lending institutions and financial advisors to address our capital needs.

Market Opportunity

The U.S. lodging industry is highly fragmented. The publicly traded lodging REIT universe, composed of 18 companies with enterprise values greater than $1 billion as of December 31, 2016, collectively comprises over 340,000 rooms and nearly 1,500 hotels, which in total generated approximately $23 billion in total revenues during the 2016 fiscal year. With over 35,000 rooms and 67 hotels as of March 31, 2017 and $2.7 billion in total revenues for the 2016 fiscal year, we are the second-largest publicly traded lodging REIT. In addition, we are more than 2.5 times larger than the next-largest full-service, publicly-traded lodging REIT based on number of rooms, and more than 3.0 times larger than the median full-service, publicly-traded lodging REIT based on 2016 Adjusted EBITDA. Given our scale advantage, we will look to be an active consolidator of hotel assets to utilize efficiencies achieved through owning a broad portfolio of assets.

Significant Stockholders

On March 15, 2017, the previously announced sale by affiliates of The Blackstone Group L.P. (“Blackstone”) of 53,651,453 shares of our common stock to HNA Tourism Group Co., Ltd. (“HNA”) (the “Sale”) closed. Immediately following the closing of the Sale, Blackstone beneficially owned approximately 15% of our common stock and HNA beneficially owned approximately 25% of our common stock. The Sale also included the sale of shares of common stock of Hilton and HGV by Blackstone to HNA.

In connection with the Sale, we entered into a registration rights agreement with HNA. The HNA registration rights agreement provides that, beginning two years after the closing of the Sale, HNA will have customary “demand” and “piggyback” registration rights. The registration rights agreement also requires us to pay certain expenses relating to such registrations and indemnify the registration rights holder against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”). We also entered into a registration rights agreement with Blackstone with similar provisions that became effective upon the consummation of the spin-off. For more information regarding these agreements, see the discussion under the caption “Business—Spin-Off Related Agreements—Stockholders Agreements—Registration Rights Agreements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, incorporated by reference in this prospectus.

We have also entered into stockholders agreements with Blackstone (the “Blackstone Stockholders Agreement”) and HNA (the “HNA Stockholders Agreement”) that, among other things, provide Blackstone and HNA, respectively, the right to designate a certain number of directors to our board of directors, subject to the terms and conditions set forth therein. For a description of Blackstone’s and HNA’s rights to require us to nominate their designees, see the discussion under the caption “Management—Composition of the Board of Directors” included in this prospectus and under the captions “Business—Spin-Off Related Agreements—Stockholders Agreements—Blackstone Stockholders Agreement” and “— HNA Stockholders Agreement”, each in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, incorporated by reference in this prospectus.

Summary Risk Factors

There are a number of risks related to our business, including:

•	we are subject to the business, financial and operating risks inherent to the lodging industry, any of which could reduce our revenues, the value of our properties and our ability to make distributions and limit opportunities for growth;

•	macroeconomic and other factors beyond our control can adversely affect and reduce lodging demand;

•	the lodging industry is subject to seasonal volatility, which is expected to contribute to fluctuations in our financial condition and results of operations;

•	we operate in a highly competitive industry;

•	we are subject to risks associated with the concentration of our portfolio in the Hilton family of brands. Any deterioration in the quality or reputation of the Hilton brands, including changes to the Hilton Honors guest loyalty program, could have an adverse effect on our reputation, business, financial condition or results of operations;

•	there are inherent risks with investments in real estate, including the relative illiquidity of such investments;

•	contractual and other disagreements with or involving Hilton or other future third-party hotel managers and franchisors could make us liable to them or result in litigation costs or other expenses;

•	we have investments in joint venture projects, which limit our ability to manage third-party risks associated with these projects;

•	our indebtedness and other contractual obligations could adversely affect our financial condition, our ability to raise additional capital to fund our operations, our ability to operate our business, our ability to react to changes in the economy or our industry and our ability to pay our debts and could divert our cash flow from operations for debt payments;

•	we may be unable to achieve some or all of the benefits that we expect to achieve from the spin-off;

•	we do not have an operating history as an independent company and our historical financial information does not predict our future results;

•	we may have been able to receive better terms from unaffiliated third parties than the terms we received in our agreements related to the spin-off;

•	we may be responsible for U.S. federal income tax liabilities that relate to the spin-off;

•	if we do not qualify and maintain our qualification as a REIT, we will be subject to tax as a C corporation and could face a substantial tax liability;

•	complying with REIT requirements may cause us to forego and/or liquidate otherwise attractive opportunities and limit our expansion opportunities; and

•	the interests of certain of our stockholders, including Blackstone or HNA, may conflict with ours or yours in the future.

These and other risks related to our business and the spin-off are discussed in greater detail under the heading “Risk Factors” in this prospectus. You should read and consider all of these risks carefully.

Distribution Policy

In order to qualify as a REIT, we are required to distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. We expect to make quarterly distributions to our stockholders in a manner intended to satisfy this requirement. Prior to making any distributions for U.S. federal tax purposes or otherwise, we must first satisfy our operating and debt service obligations. It is possible that it would be necessary to utilize cash reserves, liquidate assets at unfavorable prices or incur additional indebtedness in order to make required distributions. It is also possible that our board of directors could decide to make required distributions in part by using shares of our common stock.

REIT Qualification

For U.S. federal income tax purposes, we intend to elect to be taxed as a REIT, effective January 4, 2017, with the filing of our U.S. federal income tax return for the year ending December 31, 2017. We believe that we are organized and operate in a REIT-qualified manner and we intend to continue to be organized and operate as such. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the REIT taxable income that we distribute annually to our stockholders. To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the real estate qualification of sources of our income, the composition and values of our assets, the amounts we distribute to our stockholders and the ownership of our stock, including certain ownership limitations and restrictions on our stock. Qualification as a REIT involves the interpretation and application of highly technical and complex Internal Revenue Code of 1986, as amended (the “Code”), provisions for which no or only a limited number of judicial or administrative interpretations exist. To comply with REIT requirements, we may need to forego otherwise attractive opportunities and limit our expansion opportunities and the manner in which we conduct our operations. For more information, refer to the discussion under “Risk Factors—Risks Related to our REIT Status and Certain Other Tax Items” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, incorporated by reference in this prospectus.

Restrictions on Ownership of our Stock

Subject to certain exceptions, our amended and restated certificate of incorporation provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4.9% (in value or in number of shares, whichever is more restrictive) of our outstanding common stock or more than 4.9% (in value or in number of shares, whichever is more restrictive) of any outstanding class or series of our preferred stock, which we refer to as the “ownership limit,” and imposes certain other restrictions on ownership and transfer of our stock. Our board of directors has granted an exemption from the ownership limit to Blackstone, HNA and their respective affiliates.

Our amended and restated certificate of incorporation also prohibits any person from, among other things:

•	owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, but not limited to, as a result of any “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and 856(d)(9)(D) of the Code, respectively) on behalf of our TRS lessees failing to qualify as such);

•	transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons; and

•	beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Any attempted transfer of our stock which, if effective, would result in violation of the above limitations or the ownership limit (except for a transfer which results in shares being owned by fewer than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee shall acquire no rights in such shares) will cause the number of shares causing the violation, rounded up to the nearest whole share, to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us, and the intended transferee will not acquire any rights in the shares.

These restrictions are intended to assist with our REIT compliance under the Code and otherwise to promote our orderly governance, among other purposes. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Purging Distribution

Hilton Parent allocated its accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the spin-off between Hilton, HGV and Park in a manner that, in its best judgment, was in accordance with the provisions of the Code. Because we intend to elect to be treated as a REIT for U.S. federal income tax purposes for our taxable year ending on December 31, 2017, to comply with certain REIT qualification requirements, we declared a dividend of $2.79 per share to our stockholders to distribute our accumulated earnings and profits attributable to our non-REIT years (the “Purging Distribution”), including any earnings and profits allocated to us in connection with the spin-off and the earnings and profits generated by us in our taxable year ending on the date of the spin-off. The Purging Distribution was paid to our stockholders in a combination of cash and Park Parent common stock, with the cash portion constituting approximately 20% of the total amount of the Purging Distribution. The Purging Distribution was made on March 9, 2017 to record holders on January 19, 2017. The amount of the Purging Distribution was approximately $551 million.

Summary Historical and Unaudited Pro Forma Combined Consolidated Financial Data

The following summary historical combined consolidated statement of operations data for the years ended December 31, 2016, 2015 and 2014 and the summary historical combined consolidated balance sheet data as of December 31, 2016 and 2015 are derived from our audited combined consolidated financial statements incorporated by reference in this prospectus. The following summary historical combined consolidated statement of operations data for the three months ended March 31, 2017 and 2016 and the summary historical combined consolidated balance sheet data as of March 31, 2017 are derived from our unaudited combined consolidated financial statements incorporated by reference in this prospectus.

The unaudited summary pro forma financial information has been prepared to reflect the spin-off and related transactions described under “Unaudited Pro Forma Combined Consolidated Financial Statement.” The following unaudited summary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.

This summary financial data is not indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we been operating as an independent, publicly traded company during the periods presented, including changes that have occurred in our operations and capitalization as a result of the spin-off from Hilton. For example, our historical combined consolidated financial statements include allocations of certain expenses from Hilton, including expenses for costs related to functions such as information technology support, systems maintenance, financial services, human resources and other shared services. These costs may not be representative of the future costs we will incur, either positively or negatively, as an independent, public company.

The summary historical financial data below should be read together with “Selected Historical Combined Consolidated Financial Data,” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and incorporated by reference into this prospectus, the audited combined consolidated financial statements, including the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Exhibits 99.2 and 99.1, respectively, to our Current Report on Form 8-K filed on May 5, 2017, incorporated by reference into this prospectus and our unaudited combined consolidated financial statements, including the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017 and incorporated by reference into this prospectus.

	As of and for the Three Months ended March 31,		As of and for the Year ended December 31,
	Historical		Pro Forma	Historical
	2017	2016	2016	2016	2015	2014
			(in millions)
Summary Statement of Operations Data:
Revenues
Rooms	$432	$429	$1,791	$1,795	$1,783	$1,679
Food and beverage	192	180	716	719	691	644
Other	60	52	212	213	214	190

Total revenues	684	661	2,719	2,727	2,688	2,513
Expenses
Rooms	114	114	465	466	456	457
Food and beverage	131	127	500	503	487	454
Other departmental and support	177	165	662	668	650	592
Other property-level	46	45	195	181	180	178
Management fees	34	26	137	91	89	77
Impairment loss	—	15	—	15	—	—
Depreciation and amortization	70	73	299	300	287	248
Corporate and other	18	16	59	85	96	67

Total expenses	590	581	2,317	2,309	2,245	2,073
Operating income	94	80	403	419	586	440
Net income attributable to stockholders	2,350	22	237	133	292	176
Summary Balance Sheet Data:
Cash and cash equivalents	$318	$116		$337	$72	$42
Restricted cash	18	92		13	72	32
Total assets	9,840	9,838		9,834	9,787	9,714
Debt	3,012	4,062		3,012	4,057	4,246
Total equity	5,971	2,860		3,823	2,797	2,593

	Three Months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
	($ in millions, except RevPAR and ADR)
Operational and Other Financial Data:
Number of Hotels	67	69	67	69	64
Number of Rooms	35,440	35,839	35,425	36,062	34,263
Consolidated Hotel Data:
RevPAR(1)	$158.10	$153.99	$161.15	$160.37	$160.53
Occupancy(1)	77.9%	77.1%	80.6%	81.8%%	81.0%
ADR(1)	$202.95	$199.64	$200.02	$196.10	$198.26
Total Hotel Revenue	$681	$658	$2,714	$2,675	$2,503
Hotel Adjusted EBITDA(2)	$179	$182	$808	$815	$747
Hotel Adjusted EBITDA Margin(3)	26.3%	27.7%	29.8%	30.5%%	29.8%
NAREIT FFO attributable to stockholders(4)	$2,423	$113	$478	$451	$419
Adjusted FFO attributable to stockholders(4)	$138	$113	$523	$486	$422

(1)	Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics Used by Management” contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017 and Exhibit 99.1 to our Current Report on Form 8-K filed on May 5, 2017, each incorporated by reference in this prospectus. Excludes operating statistics for hotels owned by unconsolidated joint ventures.
(2)	Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics Used by Management—Non-GAAP Financial Measures” contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, each incorporated by reference herein, for the definition and more information regarding our use of Hotel Adjusted EBITDA.

The following table provides a reconciliation of Net income, which we believe is the most closely comparable U.S. GAAP financial measure, to EBITDA and Hotel Adjusted EBITDA:

	Three Months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
			(in millions)
Net income	$2,350	$23	$139	$299	$181
Interest income	—	—	(2)	(1)	(1)
Interest expense	30	46	181	186	186
Income tax (benefit) expense	(2,281)	14	82	118	117
Depreciation and amortization expense	70	73	300	287	248
Interest expense, income tax and depreciation and amortization included in equity in earnings from investments in affiliates	5	6	24	25	33

EBITDA	174	162	724	914	764
Gain on sales of assets, net	—	—	(1)	(143	—
Gain on foreign currency transactions	(1)	—	(3)	—	(2)
Share-based compensation expense	3	—	—	—	—
Impairment loss	—	15	15	—	—
Impairment loss included in equity in earnings from investments in affiliates	—	—	17	—	—
Other loss (gain), net(a)	—	—	25	6	(25)
Transition costs(b)		—	26	3	—
Other adjustment items(c)	—	3	11	37	17

Adjusted EBITDA	177	180	814	817	754
Less: Adjusted EBITDA from investments in affiliates	9	9	44	47	49
Less: All other(d)	(11)	(11)	(38)	(45)	(42)

Hotel Adjusted EBITDA	$179	$182	$808	$815	$747

(a)	Includes $19 million of deferred financing costs expensed in connection with the extinguishment of the CMBS debt in 2016 and a $24 million gain on the equity investments exchange in 2014. Refer to Note 8: “Debt” and Note 3: “Acquisitions” in our audited combined consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, incorporated by reference herein for additional information.
(b)	Includes costs related to our establishment as an independent, publicly traded company.
(c)	Includes $26 million of acquisition costs in 2015.
(d)	Includes revenue from our laundry business and corporate and other expenses not included in other adjustment items.

(3)	Hotel Adjusted EBITDA Margin is calculated as Hotel Adjusted EBITDA divided by total hotel revenue.

(4)	Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics Used by Management—Non-GAAP Financial Measures” contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, incorporated by reference herein, for the definitions and more information regarding our use of NAREIT FFO attributable to stockholders and Adjusted FFO attributable to stockholders.

The following table provides a reconciliation of net income attributable to stockholders, which we believe is the most closely comparable U.S. GAAP financial measure, to NAREIT FFO attributable to stockholders and Adjusted FFO attributable to stockholders:

	Three Months ended March 31,		Year ended December 31,
	2017	2016	2016	2015	2014
			(in millions)
Net income attributable to stockholders	$2,350	$22	$133	$292	$176
Depreciation and amortization expense	70	73	300	287	248
Depreciation and amortization expense attributable to noncontrolling interests	(1)	(1)	(4)	(3)	(5)
Impairment loss	—	15	15	—	—
Gain on sales of assets, net	—	—	(1)	(143)	—
Gain on sale of investments in affiliates	—	—	—	—	(24
Equity investment adjustments:
Equity in earnings from investments in affiliates	(4)	(3)	(3)	(22)	(16)
Pro rata FFO of investments in affiliates	8	7	38	40	40

NAREIT FFO attributable to stockholders	2,423	113	478	451	419
Gain on foreign currency transactions	(1)	—	(3)	—	(2)
Acquisition costs	—	—	—	26	1
Litigation losses	—	—	—	—	4
Loan related costs(a)	—	—	22	6	—
Transition costs(b)	1	—	26	3	—
Share-based compensation expense	3	—	—	—	—
Income tax adjustment(c)	(2,288)	—	—	—	—

Adjusted FFO attributable to stockholders	$138	$113	$523	$486	$422

(a)	Represents costs incurred and accelerated amortization of deferred financing fees on extinguished debt.
(b)	Includes the portion of general and administrative expenses allocated to us representing costs incurred related to the spin-off and our establishment as a separate public company.
(c)	Represents derecognition of deferred tax liabilities upon our declaration of intent to be taxed as a REIT.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference herein, as well as the other risks set forth in this prospectus. You should also carefully consider the other information contained or incorporated by reference in this prospectus before acquiring any shares of our common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements” in this prospectus.

Risks Related to this Offering

A trading market for our common stock was initiated only recently following the spin-off, and the per share trading price and trading volume of our common stock may be volatile and could decline substantially.

Prior to the spin-off, there has not been a public market for our common stock. An active trading market for our common stock was initiated only recently and may not be sustainable, which may affect your ability to sell your common stock and could depress their market price. In addition, the per share trading price of our common stock may be volatile and the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the purchase price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	publication of research reports about us or the real estate industry;

•	prevailing interest rates;

•	the market for similar securities;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we may incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the financial performance of Hilton;

•	the realization of any of the other risk factors presented in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet earnings estimates;

•	failure to qualify as a REIT or maintain our REIT qualification;

•	changes in our credit ratings;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

Market interest rates may have an effect on the value of our common stock.

One of the factors that will influence the per share trading price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the per share trading price of our common stock to decrease.

The number of shares of our common stock available for future issuance or sale could adversely affect the per share trading price of our common stock.

We cannot predict whether future issuances or sales of shares of our common stock or the availability of shares of our common stock for resale in the open market will decrease the per share trading price of our common stock. The issuance of substantial numbers of shares of our common stock in the public market, or the perception that such issuances might occur, could adversely affect the per share trading price of our common stock.

The exercise of any options or the vesting of any restricted stock or other equity awards granted to certain directors, executive officers and other employees under our equity incentive plan, or the issuance of our common stock in connection with future property, portfolio or business acquisitions could have an adverse effect on the per share trading price of our common stock. In addition, the existence of options or shares of our common stock reserved for issuance as restricted shares of our common stock may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. Future issuances of shares of our common stock may also be dilutive to existing stockholders.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or equity securities, including medium-term notes, senior or subordinated notes and additional classes or series of preferred stock. Upon liquidation, holders of any debt securities or shares of preferred stock that we issue in the future and lenders with respect to other borrowings would be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Any shares of preferred stock we issue in the future could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offering. Thus, our stockholders bear the risk of our future offerings reducing the per share trading price of our common stock and diluting their interest in us.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the benefits resulting from our separation from Hilton, the effects of competition and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements and we urge investors to carefully review the disclosures we make concerning risk and uncertainties in Item 1A: “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as risks, uncertainties and other factors discussed in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus and the documents incorporated by reference are based on independent industry publications, government publications or other published independent sources. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information. STR is the primary source for third-party market data and industry statistics and forecasts. STR does not guarantee the performance of any company about which it collects and provides data. The reproduction of STR’s data without their written permission is strictly prohibited. STR is not a party to and has no pecuniary or other interest in this offering. STR does not endorse or provide any guidance with regard to this transaction or any other proposed underwriting, offering or investment. Some data is also based on our good faith estimates, which are derived from our review of internal surveys and independent sources.

.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2017.

You should read this table together with the section of this prospectus captioned “Summary Historical and Unaudited Pro Forma Combined Consolidated Financial Data,” as well as the information under the captions “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our annual, quarterly and current reports, as the case may be, and our historical consolidated financial statements, including the related notes, incorporated by reference in this prospectus.

As of March 31, 2017
Actual
(in millions)
Cash and cash equivalents	$318
Restricted cash	18

Total cash and cash equivalents	$336

Total Debt	$3,012
Equity
Common stock, $0.01 par value; 6,000,000,000 shares authorized, 214,767,295 shares issued and outstanding, pro forma	$2
Additional paid-in capital	3,820
Retained earnings	2,258
Accumulated other comprehensive loss	(60)

Total stockholders’ equity	6,020
Noncontrolling interests	(49)

Total equity	5,971

Total capitalization	$8,983

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENT

The following unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2016 has been prepared to reflect the spin-off and related transactions, including adjustments to our historical interest expense to give net effect to financing transactions and the Purging Distribution as if they had occurred on January 1, 2016. A pro forma combined consolidated balance sheet as of March 31, 2017 and a pro forma combined consolidated statement of operations for the three months ended March 31, 2017 were not provided because the spin-off and related transactions were already reflected as of such date and for such period.

The unaudited pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The unaudited pro forma combined consolidated financial statements should be read in conjunction with the sections entitled “Business,” “Properties” and “Selected Financial Data,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed combined consolidated financial statements, of our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined consolidated financial statements, included in Exhibits 99.1 and 99.2, respectively, to our Current Report on Form 8-K filed on May 5, 2017, as applicable, each incorporated by reference in this prospectus.

Our historical combined consolidated financial statements include allocations of certain expenses from Hilton, including expenses for costs related to functions such as information technology support, systems maintenance, financial services, human resources, and other shared services. These costs may not be representative, either positively or negatively, of the future costs we will incur as an independent, public company. Upon the spin-off, we assumed responsibility for all of these functions and related costs. Certain of these activities will continue to be performed by Hilton under transition service agreements for a limited period of time. We will incur incremental costs as an independent public company, including costs to replace services previously provided by Hilton, as well as other stand-alone costs. Due to the scope and complexity of these activities, the amount and timing of these incremental costs could vary and, therefore, are not included as adjustments within the unaudited pro forma combined consolidated financial statements.

We currently estimate that the separation costs we will incur during our transition to being a stand-alone public company will range from approximately $20 million to $25 million. We have not adjusted the accompanying unaudited pro forma combined consolidated statement of operations for these estimated separation costs as the costs are not expected to have an ongoing effect on our operating results. We anticipate that substantially all of these costs will be incurred within 24 months of the spin-off. These costs relate to the following:

•	accounting, tax and other professional costs pertaining to the spin-off and establishing us as a stand-alone public company;

•	compensation, such as modifications to certain bonus awards, upon completion of the spin-off;

•	recruiting and relocation costs associated with hiring personnel new to our company;

•	costs related to establishing our new brand in the marketplace;

•	costs to separate our information systems from Hilton; and

•	other separation costs.

Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

The pro forma financial results assume that 100% of REIT taxable income has been distributed and that all relevant REIT qualification requirements were met for the entire periods presented herein.

The unaudited pro forma combined consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates or for the periods indicated, nor is such unaudited pro forma financial information indicative of the results to be expected for any future period. A number of factors may affect our results. See “Risk Factors” and “Forward-Looking Statements.”

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2016

(in millions, except per share data)

	Historical	Pro Forma Adjustments(1)			Pro Forma
Revenues
Rooms	$1,795	$(4)	(a	)	$1,791
Food and beverage	719	(3)	(a	)	716
Other	213	(1)	(a	)	212

Total revenues	2,727	(8)			2,719
Expenses
Rooms	466	(1)	(a	)	465
Food and beverage	503	(3)	(a	)	500
Other departmental and support	668	(4)	(a	)	662
		(2)	(b	)
Other property-level	181	14	(c	)	195
Management fees	91	46	(b	)	137
Impairment	15	(15)	(a	)	—
Depreciation and amortization	300	(1)	(a	)	299
Corporate and other	85	(26)	(d	)	59

Total expenses	2,309	8			2,317
Gain on sale of assets, net	1				1
Operating income	419	(16)			403
Interest income	2				2
Interest expense	(181)	58	(e	)	(123)
Equity in earnings from investments in affiliates	3				3
Gain on foreign currency transactions	3				3
Other less, net	(25)				(25)
Income before income taxes	221	42			263
Income tax expense	(82)	62	(f	)	(20)

Net income	139	104			243
Net income attributable to noncontrolling interests	(6)				(6)

Net income attributable to stockholders	$133	$104			$237

Pro forma earnings per share:
Basic and diluted			(g	)	$1.20
Pro forma weighted-average shares outstanding:
Basic and diluted			(g	)	198

(1) For details of the adjustments referenced, see Note 2: “Pro Forma Adjustments.”

See notes to Unaudited Pro Forma Combined Consolidated Financial Statement.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENT

Note 1: Basis of Pro Forma Presentation

On January 3, 2017, Hilton Worldwide Holdings Inc. (“Hilton” or “Parent”) completed the spin-off of a portfolio of hotels and resorts that resulted in the establishment of Park Hotels & Resorts Inc. as an independent, publicly traded company. The spin-off transaction, which was intended to be tax-free to both Hilton Parent and Hilton Parent stockholders, was effected through a pro rata distribution of Park Hotels & Resorts Inc. stock to existing Hilton stockholders. As a result of the spin-off, each holder of Hilton common stock received one share of our common stock for every five shares of Hilton common stock owned, as of the record date of December 15, 2016. Unless otherwise indicated or except where the context otherwise requires, references to “we,” “us,” or “our” refer to Park Hotels & Resorts Inc. after giving effect to the transfer of the assets and liabilities from Hilton.

The unaudited pro forma financial statement is based on our historical combined consolidated financial statements, which are contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017 and Exhibit 99.2 to our Current Report on Form 8-K filed on May 5, 2017, each incorporated by reference in this prospectus.

The unaudited pro forma adjustments are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. These adjustments are included only to the extent they are directly attributable to the spin-off and related transactions and the appropriate information is known and factually supportable. Pro forma adjustments reflected in the unaudited pro forma combined consolidated statement of operations are expected to have a continuing effect on us.

Note 2: Pro Forma Adjustments

In order to qualify as a REIT, we do not directly or indirectly operate any of our hotels, other than the Select Hotels. We engage Hilton to manage our hotels, other than the Select Hotels, pursuant to management agreements. We will operate the Select Hotels pursuant to franchise agreements with Hilton. For more information regarding these agreements, see the discussion under the caption “Business—Our Principal Agreements—Management Agreements” and “—Franchise Agreements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, incorporated by reference in this prospectus.

We expect to qualify as a REIT beginning with our short taxable year beginning January 4, 2017 (i.e., the day after the spin-off). We intend to pay dividends in an amount equal to at least 100% of our REIT taxable income. In such case, as a result of our dividends paid deduction, we generally will not be subject to U.S. federal income tax.    As a standalone company, we may be subject to other U.S. federal taxes, as well as certain state, local and foreign income and non-income taxes. The tax provision as a standalone company has been estimated using statutory rates applied to forecasted pre-tax income generated by each tax-paying entity.

Pro forma adjustments include:

(a)	Reflects adjustments to remove activity related to DoubleTree Hotel Missoula/Edgewater and the Hilton Templepatrick Hotel & Country Club. In 2016, we distributed interests in entities with ownership interests in these two hotels as they were not retained by us after the spin-off.

(b)	Reflects the change in fee expense related to the management and franchise agreements we entered into with Hilton upon completion of the spin-off pursuant to which Hilton and its affiliates provide to us for an agreed upon charge, various services to support the operations of our hotels, and which are on different terms from the existing management agreements reflected in our historical financial statements.

(c)	Reflects adjustments for excise taxes that we will be subject to as a result of our operating structure as a REIT.

(d)	Reflects the removal of non-recurring separation expenses included in our historical financial statements.

(e)	Reflects the adjustment to our historical interest expense to give net effect to financing transactions that occurred during 2016. Our weighted average debt outstanding during 2016 was $3.8 billion at a weighted average interest rate of 4.0%. Our current debt outstanding is $3.0 billion at a weighted average interest rate of 3.74%, of which approximately 75% is fixed-rate debt. A 0.125% change in the average interest rate on our variable rate indebtedness would change our pro forma annual interest expense by less than $1.0 million

(f)	Reflects adjustments to the income tax provision related to our election to be taxed as a REIT and giving effect to other pro forma adjustments with an effect on taxable income. The provision for income taxes related to taxable income associated with our taxable REIT subsidiaries is based on an estimated statutory tax rate of 40.4%.

(g)	The number of shares of our common stock used to compute basic and diluted earnings per share for the year ended December 31, 2016 is the number of shares of common stock outstanding upon the completion of the spin-off.

MARKET PRICE OF OUR COMMON STOCK

Our common stock has been listed on the NYSE under the symbol “PK” since January 4, 2017. Prior to that time, there was no public market for our common stock. The following table sets forth for the periods indicated, the high and low prices of our common stock, which have not been adjusted for the payment of the $2.79 per share paid in relation to the Purging Distribution (as described in “Summary – Purging Distribution”), and the cash dividends per share of our common stock declared during the periods indicated (excluding the Purging Distribution).

	Price Range		Cash Dividends Declared per Share (excluding the Purging Distribution)
	High	Low
Year Ending December 31, 2017:
First Quarter (from January 4, 2017)	$30.74	$25.40	$0.43
Second Quarter (through May 5, 2017)	$26.97	$25.51	$0.43

On May 5, 2017, the closing price of our common stock on the NYSE was $26.18. Wells Fargo Bank, N.A. is the transfer agent and registrar for our common stock. On May 4, 2017, we had 23 holders of record of our common stock. This figure does not represent the actual number of beneficial owners of our common stock because shares of our common stock are frequently held in “street name” by securities dealers and others for the benefit of beneficial owners who may vote the shares.

MANAGEMENT

Directors and Officers

The following table sets forth the names, ages and positions of our current directors and executive officers.

Name	Age	Position
Thomas J. Baltimore, Jr.	53	Chairman of the Board of Directors, President and Chief Executive Officer
Gordon M. Bethune	75	Lead Independent Director
Patricia M. Bedient	63	Director
Robert G. Harper	39	Director
Tyler S. Henritze	36	Director
Christie B. Kelly	55	Director
Sen. Joseph I. Lieberman	75	Director
Timothy J. Naughton	56	Director
Stephen I. Sadove	65	Director
Sean M. Dell’Orto	42	Executive Vice President, Chief Financial Officer and Treasurer
W. Guy Lindsey	54	Senior Vice President, Design and Construction
Thomas C. Morey	45	Senior Vice President, General Counsel and Secretary
Jill C. Olander	43	Senior Vice President, Human Resources
Matthew A. Sparks	56	Executive Vice President and Chief Investment Officer
Robert D. Tanenbaum	50	Executive Vice President, Asset Management

Thomas J. Baltimore, Jr. joined our company in May 2016 and has served as our President and Chief Executive Officer and as a director and the Chairman of our board of directors since December 2016. Prior to joining our company, Mr. Baltimore served most recently as the President and Chief Executive Officer of RLJ Lodging Trust (NYSE: RLJ) (“RLJ”) and as a member of its board of trustees from RLJ’s formation on January 31, 2011 until May 11, 2016. Prior to that, Mr. Baltimore co-founded RLJ Development and served as its president from 2000 to 2011. During this time period, RLJ Development and affiliates raised and invested more than $2.2 billion in equity. Previously, Mr. Baltimore served as vice president of gaming acquisitions of Hilton Hotels Corporation from 1997 until 1998 and later as vice president of development and finance from 1999 until 2000. He also served in various management positions with Marriott Corporation and Host Marriott Services Corporation, including vice president of business development. Mr. Baltimore currently serves on the board of directors of Prudential Financial, Inc. (NYSE: PRU). Previously, Mr. Baltimore served on the board of directors of Duke Realty Corporation (NYSE: DRE) until April 2017, the board of trustees of RLJ until May of 2016 and the board of directors of Integra Life Sciences Company (NASDAQ: IART) until August 2012. Mr. Baltimore is also a member of the National Association of Real Estate Investment Trusts (NAREIT) Executive Board where he currently serves as First Vice Chair. Mr. Baltimore received his Bachelor of Science degree from the McIntire School of Commerce, University of Virginia and his Master of Business Administration degree from the Colgate Darden School of Business, University of Virginia.

Mr. Baltimore’s knowledge of and extensive experience in various senior leadership roles in the lodging real estate industry provides our board of directors valuable industry-specific knowledge and expertise. In addition, Mr. Baltimore’s role as our President and Chief Executive Officer brings management perspective to our board of directors’ deliberations and provides beneficial information about the status of our day-to-day operations.

Gordon M. Bethune has served as the Lead Independent Director since joining our board of directors in January 2017. Mr. Bethune worked for Continental Airlines, Inc. (now part of United Continental Holdings, Inc. (NYSE: UAL)) from February 1994 until December 2004, serving as Chairman and Chief Executive Officer from September 1996 until his retirement in December 2004, as Chief Executive Officer from November 1994 until September 1996 and as President and Chief Operating Officer from February 1994 until November 1994. Prior to his tenure at Continental, Mr. Bethune held senior management positions with The Boeing Company (NYSE: BA), Piedmont Airlines, Inc., Western Airlines, Inc. and Braniff Airlines. Mr. Bethune currently serves on the board of directors of Sprint Corporation (NYSE: S) and served on the board of directors of Prudential Financial, Inc. (NYSE: PRU) from 2005 until May 2016, Honeywell International Inc. (NYSE: HON) from 1999 until April 2016, Willis Towers Watson PLC (NASDAQ: WLTW) from 2004 until 2008, Continental from 2000 until 2004 and Sysco Corporation (NYSE: SYY) from 1999 until 2000. Mr. Bethune received his Bachelor of Science degree from Abilene Christian University in Dallas, Texas.

Mr. Bethune brings to our board of directors his public company directorship experience as well as his extensive operations and management experience, including as chief executive officer of an airline.

Patricia M. Bedient has served as a director on our board of directors since January 2017. Ms. Bedient has most recently served as Executive Vice President for Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, from 2007 until her retirement in July 2016. Ms. Bedient also served Weyerhaeuser as Chief Financial Officer from 2007 until February 2016. Prior to that, Ms. Bedient served as Senior Vice President, Finance and Strategic Planning of Weyerhaeuser from 2006 until 2007 and as Vice President, Strategic Planning from 2003, when Ms. Bedient joined Weyerhaeuser, until 2006. A certified public accountant (“CPA”) since 1978, Ms. Bedient served as managing partner of the Seattle office of Arthur Andersen LLP prior to joining Weyerhaeuser. Ms. Bedient also worked at Arthur Andersen’s Portland and Boise offices as a partner and as a CPA during her 27-year career with that firm. Ms. Bedient currently serves on the board of directors of Alaska Air Group, Inc. (NYSE: ALK), where she serves as the Lead Independent Director, and Suncor Energy Inc. (NYSE: SU). Ms. Bedient received her Bachelor of Science degree in Business Administration with concentrations in Finance and Accounting from Oregon State University. She is a member of the American Institute of CPAs.

Ms. Bedient brings to our board of directors her extensive financial and management experience, including service as a REIT chief financial officer. In addition, Ms. Bedient brings to our board of directors her public company directorship experience.

Robert G. Harper has served as a director on our board of directors since January 2017. Mr. Harper currently serves as the Head of U.S. Asset Management for the real estate group of The Blackstone Group L.P. (“Blackstone”). Since joining Blackstone in 2002, Mr. Harper has been involved in analyzing Blackstone’s real estate equity and debt investments in all property types. Mr. Harper has previously worked for Blackstone in Los Angeles and London, where he served as Head of Europe for the Blackstone Real Estate Debt Strategies business. Mr. Harper also currently serves as a director of Invitation Homes Inc. (NYSE: INVH) and will serve as a director of ESH Hospitality, Inc. (NYSE: STAY) until that company’s 2017 annual meeting of shareholders on May 27, 2017. Prior to joining Blackstone, Mr. Harper worked for Morgan Stanley’s real estate private equity group in Los Angeles and San Francisco. Mr. Harper received a Bachelor of Science degree from the McIntire School of Commerce, University of Virginia.

Mr. Harper brings to our board of directors his experience at Blackstone, which involves management and oversight of Blackstone’s global real estate assets, as well as his extensive financial background.

Tyler S. Henritze has served as a director on our board of directors since January 2017. Mr. Henritze has served as Senior Managing Director in the real estate group of Blackstone since January 2013 and is currently the Head of U.S. Acquisitions for Blackstone. Prior to being named as Senior Managing Director at Blackstone, Mr. Henritze served as Managing Director from 2011 until 2012 and as Principal from 2009 until 2010. Since joining Blackstone in 2004, Mr. Henritze has been involved in over $75 billion of real estate investments across all property types. He played a key role in acquisitions including GE Capital’s real estate business, Strategic Hotels, The Cosmopolitan of Las Vegas, Motel 6, Extended Stay Hotels, Equity Office Properties Trust, CarrAmerica Realty, La Quinta and Wyndham International. Before joining Blackstone, Mr. Henritze worked at Merrill Lynch in the real estate investment banking group and was involved in a variety of debt, equity and M&A transactions. He currently serves on the board of directors of The Cosmopolitan of Las Vegas, Motel 6 and BRE Select Hotel Corp, and previously served on the board of directors of Hilton Worldwide Holdings Inc. (NYSE: HLT) and La Quinta Holdings Inc. (NYSE: LQ). Mr. Henritze received his Bachelor of Science degree in Commerce from the McIntire School, University of Virginia. Mr. Henritze helped found and serves on the investment community board of CityYear New York.

Mr. Henritze brings to our board of directors knowledge of and experience in the real estate sector gained through his tenure at Blackstone, as well as his public company directorship experience.

Christie B. Kelly has served as a director on our board of directors since December 2016. Ms. Kelly has served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle Incorporated (NYSE: JLL) (“JLL”), a publicly traded financial and professional services firm specializing in real estate, since July 2013. Prior to her tenure at JLL, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Duke Realty Corporation (NYSE: DRE) (“Duke”) from 2009 until June 2013. From 2007 until she joined Duke in 2009, Ms. Kelly served as Senior Vice President, Global Real Estate at Lehman Brothers, where she led real estate equity syndication in the United States and Canada. Prior to that, Ms. Kelly served General Electric Company (NYSE: GE) from 1983 to 2007 in numerous finance and operational financial management positions in the United States, Europe and Asia that included responsibility for mergers and acquisitions, process improvements, internal audit and enterprise risk management. Ms. Kelly currently serves on the board of directors of Kite Realty Group Trust (NYSE: KRG). Ms. Kelly received her Bachelor of Arts degree in Economics from Bucknell University. She has been recognized as one of the Women of Influence by the Indianapolis Business Journal.

Ms. Kelly brings to our board of directors financial and industry-specific expertise, including as chief financial officer of a real estate investment trust, as well as her public company directorship experience.

Sen. Joseph I. Lieberman has served as a director on our board of directors since January 2017. Sen. Lieberman has served as Senior Counsel at Kasowitz, Benson & Torres LLP, a national law firm focusing on complex commercial litigation, since 2013. Prior to joining Kasowitz, Sen. Lieberman, the Democratic Vice Presidential nominee in 2000, served 24 years in the U.S. Senate, retiring in January 2013 following the end of his fourth term. During his tenure in the U.S. Senate, Sen. Lieberman helped shape legislation in areas of public policy including national and homeland security, foreign policy, fiscal policy, environmental protection, human rights, health care, trade, energy, cyber security and taxes. Sen. Lieberman served the U.S. Senate in many leadership roles, including as the Chairman of the Committee on Homeland Security and Government Affairs. Prior to being elected to the U.S. Senate, Sen. Lieberman served as the Attorney General of the State of Connecticut from 1983 until 1988. From 1970 until 1980, Sen. Lieberman also served in the Connecticut State Senate, including three terms as majority leader. Sen. Lieberman received his Bachelor of Arts degree in Political Science and Economics and his Juris Doctorate degree from Yale University.

Sen. Lieberman brings to our board of directors extensive public policy and government relations experience, including as U.S. Senator of the State of Connecticut, and legal experience in his current role as Senior Counsel.

Timothy J. Naughton has served as a director on our board of directors since January 2017. Mr. Naughton currently serves as the Chairman, Chief Executive Officer and President of AvalonBay Communities, Inc. (NYSE: AVB) (“AvalonBay”). Mr. Naughton has served as Chairman of the board of directors of AvalonBay since May 2013, as Chief Executive Officer since January 2012, and as President since February 2005. Joining AvalonBay’s predecessor entity in 1989, Mr. Naughton served as Chief Operating Officer of AvalonBay from 2001 until 2005, as Senior Vice President, Chief Investment Officer from 2000 until 2001 and as Senior Vice President and Vice President, Development and Acquisitions from 1993 until 2000. Mr. Naughton currently serves on the board of directors of Welltower Inc. (NYSE: HCN), serves as the Chair of the NAREIT, is a member of The Real Estate Round Table, is a member and past chairman of the Multifamily Council of the Urban Land Institute and is a member of the Real Estate Forum. Mr. Naughton received his Master of Business Administration from Harvard Business School and received his Bachelor of Arts degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

Mr. Naughton brings to our board of directors industry-specific experience in the real estate sector, including as chief executive officer of a real estate investment trust, as well as his extensive public company directorship experience.

Stephen I. Sadove has served as a director on our board of directors since January 2017. Mr. Sadove has served as a founding partner of JW Levin Management Partners LLC, a private management and investment firm, since 2015. Mr. Sadove also serves as principal of Stephen Sadove and Associates, which provides consulting services to the retail industry, since 2014. From 2007 until 2013, Mr. Sadove served as Chairman and Chief Executive Officer of Saks Incorporated. Prior to that, Mr. Sadove served Saks as Vice Chairman from January 2002 until March 2004, as Chief Operating Officer from March 2004 until January 2006 and was named Chief Executive

Officer in 2006. Prior to his tenure with Saks, Mr. Sadove served Bristol-Myers Squibb Company (NYSE: BMY) from 1991 until 2001, as President, Clairol from 1991 until 1996, as President, Worldwide Beauty Care from 1996 until 1997, as President, Worldwide Beauty Care and Nutritionals from 1997 until 1998 and as Senior Vice President of Bristol-Myers Squibb and President, Worldwide Beauty Care from 1997 until 2001. Mr. Sadove currently serves on the board of directors of Colgate-Palmolive Company (NYSE: CL), where he serves as the Lead Director; Ruby Tuesday, Inc. (NYSE: RT), where he serves as the Non-Executive Chairman and Lead Director of the board of directors; and Aramark (NYSE: ARMK). Mr. Sadove served on the board of directors of J.C. Penney Company, Inc. (NYSE: JCP) until May 2016. Mr. Sadove received his Master of Business Administration degree with Distinction from Harvard Business School and received his Bachelor’s degree in Government from Hamilton College. He currently serves as the Chairman of the Board of Trustees of Hamilton College.

Mr. Sadove brings to our board of directors extensive operations and management experience, including as chief executive officer of a retailer, as well as his public company directorship experience.

Sean M. Dell’Orto has served as our Executive Vice President, Chief Financial Officer and Treasurer since December 2016. Prior to joining our company, Mr. Dell’Orto served as Senior Vice President, Treasurer of Hilton Worldwide Holdings Inc. (NYSE: HLT) (“Hilton”), which was our company’s parent until January 3, 2017, the closing date of the Spin-off (as defined below), from September 2012 until December 2016. Prior to that, Mr. Dell’Orto served as Vice President, Corporate Finance of Hilton from February 2010 to September 2012, leading corporate forecasting and capital markets activities including debt fundraising and refinancing, loan workouts and modifications, strategic planning and debt compliance. Prior to his tenure at Hilton, Mr. Dell’Orto held similar management roles at Barceló Crestline Corporation and Highland Hospitality Corporation. Mr. Dell’Orto received his Bachelor of Science degree from University of Virginia and his Master of Business Administration degree from the Wharton School, University of Pennsylvania.

W. Guy Lindsey joined our company in September 2016 and has served as our Senior Vice President, Design and Construction since January 2017. Prior to joining our company, Mr. Lindsey served as the Senior Vice President, Design and Construction at Sunstone Hotel Investors, Inc. (NYSE: SHO) from January 2009 until September 2016, where he oversaw renovations and conversions totaling approximately $800 million. During his previous tenure with Sunstone from 2001 until mid-2007, Mr. Lindsey oversaw all aspects of Sunstone’s renovations and conversions totaling more than $550 million. During the year and a half spent away from Sunstone, Mr. Lindsey was a partner with Northview Hotel Group, managing the renovation projects at its portfolio hotels. Prior to 2001, Mr. Lindsey served as an Executive Vice President of a general contractor specializing in hotel renovation and construction. Mr. Lindsey received his Bachelor of Science degree in Building Science from Auburn University.

Thomas C. Morey joined our company in August 2016 and has served as our Senior Vice President, General Counsel and Secretary since December 2016. Prior to joining our company, Mr. Morey served as Senior Vice President and General Counsel of Washington Real Estate Investment Trust from October 2008 until July 2016. Prior to that, he served in a business role as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a corporate partner with Hogan & Hartson LLP, a multi-national law firm (now known as Hogan Lovells US LLP), where he focused on capital markets transactions, mergers and acquisitions, strategic investments and general business matters for national and regional lodging, residential, office, retail and other REITs. From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas. Mr. Morey is a former member of the board of directors of the Maryland Chamber of Commerce and also previously served on the Executive Committee of the Maryland Chamber of Commerce. Mr. Morey received his Bachelor of Arts degree from Princeton University and his Juris Doctor degree from Duke Law School.

Jill C. Olander has served as our Senior Vice President, Human Resources since January 2017. Prior to joining our company, Ms. Olander served as Vice President, Human Resources Consulting with Hilton (NYSE: HLT), which was our company’s parent until January 3, 2017, the closing date of the Spin-off, from July 2013 until December 2016. Prior to that, Ms. Olander served as Senior Director of Human Resources Consulting with Hilton from April 2010 to July 2013. Prior to that, she served as Vice President of Human Resources for Allied Capital (acquired by Ares Capital Management in 2010), a private equity investment firm and mezzanine capital lender, from April 2006 to January 2010. Previously, Ms. Olander also held various Human Resources management roles at Chevy Chase Bank (now Capital One Bank), Deloitte & Touche and Capital One Financial. Ms. Olander received her Bachelor of Science degree from Vanderbilt University.

Matthew A. Sparks has served as our Executive Vice President and Chief Investment Officer since January 2017. Prior to joining our company, Mr. Sparks served as the Senior Vice President of Acquisitions & Development of Hilton (NYSE: HLT), which was our company’s parent until January 3, 2017, the closing date of the Spin-off, from August 2011 until December 2016. During his tenure with Hilton, Mr. Sparks oversaw much of Hilton’s Luxury and Corporate growth and development in North America and led the Hilton team that completed the sale of the Waldorf Astoria New York to Anbang Insurance Group Co. Ltd. in 2015. Prior to his tenure at Hilton, Mr. Sparks served as senior vice president of acquisitions at Sage Hospitality Resources from 2010 until 2011. Before joining Sage, Mr. Sparks held various positions with Fairmont Raffles Hotels International, Wyndham Worldwide and Starwood Hotels & Resorts Worldwide Inc. Mr. Sparks received his Bachelor of Arts degree from the School of Hospitality Business, Michigan State University.

Robert D. Tanenbaum joined our company in September 2016 and has served as our Executive Vice President, Asset Management since January 2017. Prior to joining our company, Mr. Tanenbaum served as the Chief Operating Officer and Executive Vice President of Asset Management at DiamondRock Hospitality Company (NYSE: DRH) from 2013 until September 2016. Prior to his tenure at DiamondRock, Mr. Tanenbaum served as Principal of Madison Hotel Advisors LLC, a specialized asset management firm dedicated to value optimization for hotel owners, from 2004 until 2013. From 1996 until 2004, Mr. Tanenbaum served as Vice President, Asset Management with Host Marriot Corporation (now known as Host Hotels & Resorts Inc. (NYSE: HST) (“Host”)). During his tenure at Host, Mr. Tanenbaum was responsible for the repositioning of many assets and optimizing investor returns through a focused approach on operational excellence. Before joining Host, Mr. Tanenbaum served at PKF Consulting in San Francisco from 1992 until 1996, where he performed appraisals and feasibility studies for hotels, conference centers, and entertainment venues, as well as developed strategic plans for several US Air Force bases, and started his career with Four Seasons Hotels and Resorts working in both Chicago and then Maui. Mr. Tanenbaum is a member of the Hospitality Asset Managers Association, a lodging industry organization focused solely on asset management, and previously served four years on its board of directors and as Treasurer. Mr. Tanenbaum received his Bachelor of Science degree in Hotel Restaurant and Institutional Management from Pennsylvania State University.

There are no family relationships among any of our directors or executive officers.

Our Corporate Governance

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	our board of directors is not classified and each of our directors is subject to re-election annually, and we will not classify our board of directors in the future without the approval of our stockholders;

•	under our by-laws and our Corporate Governance Guidelines, directors who fail to receive a majority of the votes cast in uncontested elections will be required to submit their resignation to our board of directors;

•	our independent directors meet regularly in executive sessions;

•	we do not have a stockholder rights plan, and if our board of directors were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our board of directors would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

•	we intend to implement a range of other corporate governance best practices, including placing limits on the number of directorships held by our directors to prevent “overboarding” and implementing a director education program.

Composition of the Board of Directors

Our amended and restated certificate of incorporation and bylaws provide that our board of directors will consist of such number of directors as may from time to time be fixed by our board of directors. Each director will serve until our next annual meeting and until his or her successor is duly elected and qualified or until the director’s earlier death, resignation or removal.

The Blackstone Stockholders Agreement provides that so long as Blackstone and other owners of Hilton Parent prior to its December 2013 initial public offering collectively own at least 5% of our outstanding common stock, Blackstone is entitled to designate a certain number of directors as specified in the Blackstone Stockholders Agreement. Based on Blackstone’s ownership of our common stock as of the date of this prospectus and the size of our board of directors after giving effect to the two members designated by HNA (as described below), Blackstone is entitled to designate two directors, which is the number of directors equal to the lowest whole number greater than 10% of the total number of directors comprising the board of directors; accordingly, Blackstone has designated, and we have nominated for election as directors at the 2017 annual meeting of stockholders, Mr. Harper and Mr. Henritze, each to serve until our next annual meeting and until his respective successor is duly elected and qualifies or until the director’s earlier death, resignation or removal. The HNA Stockholders Agreement provides that so long as HNA beneficially owns at least 15% of our outstanding common stock, HNA is entitled to designate two directors and as long as HNA beneficially owns less than 15% but more than 5% of our outstanding common stock, HNA is entitled to designate one director, in each case meeting the qualifications specified in the HNA Stockholders Agreement. Each of HNA’s director designees must be reasonably satisfactory to the nominating and corporate governance committee of our board of directors. Based on HNA’s ownership of our common stock as of the date of this prospectus, HNA is entitled to designate two directors. Accordingly, we expect to elect or appoint such nominees to our board of directors following their review and approval by our Nominating and Corporate Governance Committee, with each such nominee to serve until our next annual meeting and until his or her successor is duly elected and qualifies or until the director’s earlier death, resignation or removal. For a description of Blackstone’s and HNA’s right to require us to nominate their designees, see the discussion under the caption “Business—Spin-Off Related Agreements—Stockholders Agreements—Blackstone Stockholders Agreement” and “—HNA Stockholders Agreement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, incorporated by reference in this prospectus.

Committees of the Board of Directors

Audit Committee

Our audit committee consists of Ms. Bedient, Ms. Kelly, Sen. Lieberman and Mr. Sadove, with Ms. Kelly serving as chair. The audit committee has responsibility for, among other things, assisting the board of directors in reviewing: our financial reporting and other internal control processes; our financial statements; the independent auditors’ qualifications and independence; the performance of our internal audit function and independent auditors; and our compliance with applicable legal and regulatory requirements. The responsibilities of our audit committee are more fully described in our audit committee charter. The board of directors has determined that Ms. Bedient, Ms. Kelly, Sen. Lieberman and Mr. Sadove are independent as defined under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange applicable to board members generally and audit committee members specifically. The board of directors has also determined that Ms. Bedient, Ms. Kelly, Sen. Lieberman and Mr. Sadove are financially literate within the meaning of the rules and regulations of the New York Stock Exchange and that Ms. Bedient and Ms. Kelly qualify as “audit committee financial experts” as defined under applicable SEC rules and regulations.

Compensation Committee

Our compensation committee consists of Mr. Bethune, Ms. Kelly, Mr. Naughton and Mr. Sadove, with Mr. Sadove serving as chair. The compensation committee has responsibility for, among other things, overseeing: the goals, objectives, compensation and benefits of our executive officers and directors; our overall compensation structure, policies and programs; and our compliance with applicable legal and regulatory requirements. The responsibilities of our compensation committee are more fully described in our compensation committee charter. The board of directors has determined that Mr. Bethune, Ms. Kelly, Mr. Naughton and Mr. Sadove are independent as defined under the rules and regulations of the SEC and the New York Stock Exchange applicable to board members generally and compensation committee members specifically.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Bedient, Mr. Bethune, Sen. Lieberman and Mr. Naughton, with Mr. Naughton serving as chair. The nominating and corporate governance committee has responsibility for, among other things: identifying and recommending to the board of directors candidates for election to our board of directors; reviewing the composition of the board of directors and its committees; developing and recommending to the board of directors corporate governance guidelines that are applicable to us; and overseeing board of directors evaluations. The responsibilities of our nominating and corporate governance committee are more fully described in our nominating and corporate governance committee charter. The board of directors has determined that Ms. Bedient, Mr. Bethune, Sen. Lieberman and Mr. Naughton are independent as defined under the rules and regulations of the New York Stock Exchange.

Compensation Committee Interlocks and Insider Participation

During the 2016 fiscal year, we did not have a separately designated compensation committee because we were not an independent public company. None of the current members of our compensation committee have at any time been one of our executive officers or employees. None of our executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Certain Relationships and Related Transactions

On April 28, 2017, we entered into a new reimbursement letter agreement with Blackstone in which Blackstone agreed to pay any excess transfer tax (and associated interest, penalties and consultant fees) in connection with Blackstone’s 2015 transfer to us of the Parc 55 Hotel in San Francisco, California. While the final amount of any excess transfer tax has not yet been determined, the city of San Francisco has assessed $5.3 million in excess transfer tax, penalties and interest. Pursuant to the terms of the reimbursement letter agreement, we agreed to continue to pursue an appeal of any excess transfer tax determination, consult with Blackstone and keep it apprised of the status of the appeal and obtain Blackstone’s reasonable consent prior to settlement of the appeal.

For more information on our policy and procedures regarding transactions with related persons and certain other transactions with related parties, see Item 13: “Certain Relationships and Related Transactions and Director Independence” in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, incorporated by reference in this prospectus.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors without stockholder approval. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our best interests. We intend to disclose any changes in our investment policies in periodic reports that we file or furnish under the Exchange Act. We cannot assure you that our investment objectives will be attained.

Investment Policies

Investments in Real Estate or Interests in Real Estate

Our primary objective is to generate long-term returns for our stockholders through disciplined capital allocation, superior operational efficiency and innovative asset management. We historically have invested principally in hotels and resorts located in the United States, which represented nearly 90% of our total rooms, and in the central business districts of major cities and resort/conference destinations, which represented over 70% of our total rooms, in each case, as of December 31, 2016. We currently anticipate that our real estate investments will continue to be primarily concentrated in such markets in the future. For a discussion of our properties and our acquisition and other strategic objectives, see “Business—Our Business and Growth Strategies” and “ Properties” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, incorporated by reference into this prospectus.

We intend to engage in future investment activities in a manner that is consistent with the requirements applicable to REITs for U.S. federal income tax purposes. We primarily expect to pursue our investment objectives through the acquisition of fee simple and leasehold interests in hotel and resort properties, but we also have made and may in the future make equity investments in other entities, including joint ventures that own properties. Our management team will identify and negotiate acquisition and other investment opportunities, subject to the approval by our board of directors. For information concerning the experience of these individuals, please see “Management.”

We historically have and may in the future participate with third parties in property ownership, through joint ventures or other types of co-ownership. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies. As of March 31, 2017, nine hotels in our portfolio, totaling 5,083 rooms, are owned by unconsolidated joint ventures in which we have an equity interest.

We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. From time to time, we may make investments in pursuit of our business and growth strategies that do not provide current cash flow. We believe investments that do not generate current cash flow may be, in certain circumstances, consistent with enhancing stockholder value over time.

We do not have any specific policy as to the amount or percentage of our assets that will be invested in any specific asset, other than the tax rules applicable to REITs. Additionally, no limits have been set on the concentration of investments in any one geographic location, brand, market segment or property type. We anticipate that our real estate investments will continue to be diversified in terms of geographic market within the United States and in select international markets. We expect to diversify hotel management and branding outside of Hilton.

Investments in Real Estate Mortgages

While we will emphasize equity real estate investments in hotels and resorts, we may selectively acquire loans secured by hotels or resorts, or entities that own hotels or resorts, to the extent that those investments are consistent with our qualification as a REIT and provide us with an opportunity to acquire the underlying real estate. We do not intend to originate any secured or unsecured real estate loans or purchase any debt securities as a stand-alone, long-term investment, but, in limited circumstances, we may from time to time provide a short-term loan to a property owner as a means of securing an acquisition opportunity. The mortgages in which we may invest may be first-lien mortgages or subordinate mortgages secured by properties. The subordinated mezzanine loans in which we may invest may include mezzanine loans secured by a pledge of ownership interests in an entity owning a property or group of properties. Investments in real estate mortgages and subordinated real estate loans are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient or, in the case of subordinated mezzanine loans, available to enable us, to recover our full investment. To the extent our investments in mortgages exceed 10% of our Total Asset Value (as defined in the credit agreement with respect to our senior unsecured credit facilities (our “Credit Agreement”)), such excess is excluded from the definition of Total Asset Value. Our Credit Agreement contains financial covenants based on our Total Asset Value, including a maximum secured indebtedness to Total Asset Value ratio of 0.45 to 1.00 and a limit on repurchases of equity interests of 2.0% of Total Asset Value.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Investments in Other Securities

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we have made and may in the future consider joint venture investments with other investors, as well as single-asset and portfolio acquisitions and dispositions. We may, from time to time, undertake a significant renovation and rehabilitation project and chose to structure such acquisitions as a joint venture or mezzanine lending program. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. We have not engaged in these types of investments in the last three years. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT, and there are no limitations on the type or quantity of securities in which we may invest. However, we do not anticipate investing, and over the past three years have not invested, in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will cause us or any of our subsidiaries to become an “investment company” within the meaning of that term under the Investment Company Act of 1940, as amended. Therefore we will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before becoming an investment company, and thus before any registration would be required.

We have not engaged, and do not intend to engage, in trading, underwriting, agency distribution or sales of securities or other issuers.

Dispositions

We expect to invest in hotels and resorts primarily for generation of current income and long-term capital appreciation. We expect to deliberately and strategically, subject to REIT qualification rules, prohibited transaction rules and, in the case of appreciated assets that were held by Hilton Parent, any entity-level tax that would be due on such a sale, dispose of assets in the future on a selective basis and redeploy funds into new acquisitions and redevelopment, renovation and expansion opportunities that align with our investment and growth strategies. If a property no longer fits with our investment objectives, we may pursue traditional and non-traditional means of disposal.

Financing Policies

We anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, issuance of debt securities, private financings (which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt, repurchase our securities or for general corporate purposes.

We intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes.

Our board of directors considers a number of factors in evaluating the amount of debt that we may incur. Our board of directors may from time to time modify its views regarding the appropriate amount of debt financing in light of then-current economic and industry conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders. For more information on our debt over the past three years, see “Selected Financial Data,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, our unaudited combined consolidated financial statements, including the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined consolidated financial statements, including the notes related thereto, included in Exhibits 99.1 and 99.2, respectively, to our Current Report on Form 8-K filed on May 5, 2017, each incorporated by reference into this prospectus.

Lending Policies

We do not expect to engage in any significant lending in the future, and have not engaged in significant lending over the past three years. Certain of our corporate governance policies limit our ability to make loans to directors, executive officers and certain other related persons. However, we do not otherwise have a policy limiting our ability to make loans to other persons, although our ability to do so may be limited by applicable law, such as the Sarbanes-Oxley Act. Subject to tax rules applicable to REITs, we may make loans to unaffiliated third parties. For example, we may consider offering purchase money financing in connection with the disposition of assets in instances where the provision of that financing would increase the value to be received by us for the asset sold. We may choose to guarantee debt of certain joint ventures with third parties. Consideration for those guarantees may include, but is not limited to, fees, options to acquire additional ownership interests and promoted equity positions. Our board of directors may, in the future, adopt a formal lending policy without notice to or consent of our stockholders.

Issuance of Additional Securities

To the extent that our board of directors determines to obtain additional capital, we may issue, without further stockholder approval, debt or equity securities, including senior or subordinated securities, or we may retain earnings (subject to provisions in the Code requiring distribution of our REIT taxable income to maintain our REIT qualification) or pursue a combination of these methods.

Except for a right of first refusal contained in the HNA Stockholders Agreement, which provides that if we propose to issue new equity securities for cash in an offering that is not an underwritten public offering or an offering pursuant to Rule 144A under the Securities Act, HNA will have a right of first refusal over its pro rata portion of such issuance, measured based on HNA’s ownership percentage (which will be capped at 25% for purposes of the right of first refusal) in us at such time, existing stockholders have no preemptive right to additional securities issued in any offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. We may in the future offer our common stock or other debt or equity securities in exchange for cash, real estate assets or other investment targets or repurchase or otherwise reacquire our common stock or other debt or equity securities. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our board of directors without the need for stockholder approval. We have not adopted a specific policy governing the issuance of senior securities at this time.

We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Any such action would only be taken in conformity with applicable U.S. federal and state laws and the applicable requirements for qualification as a REIT.

Other than in connection with the spin-off, in which Hilton Parent distributed our shares of common stock to its stockholders, we have not issued common stock or any other securities in exchange for property or any other purpose (other than issuances under our employee benefit plans). However, we may engage in such activities in the future.

Reporting Policies

It is our policy to make available to our stockholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act, pursuant to which we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Code of Conduct

Our board of directors has adopted a code of conduct, which is available under the “Investors” tab of our company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance – Governance Documents.” Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

The Code of Conduct applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, and sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. Any amendment to, or waivers from, certain provisions of our Code of Conduct for our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller or persons performing similar functions will be posted on our company’s website, at the address and location specified above.

Conflict of Interest Policies

Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock, including Blackstone and HNA) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors (currently the nominating and corporate governance committee). If we become aware of an existing related person transaction that has not been approved under this policy, the transaction will be referred to our board of directors or a duly authorized committee of our board of directors (currently the nominating and corporate governance committee), which will evaluate all options available, including ratification, revision or termination of such transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Our policy also contains a standing approval for transactions with and payments to or from Hilton or HGV pursuant to agreements that were in effect at the time of the spin-off and certain transactions with or related to Blackstone and HNA, including, without limitation: (1) transactions in which either Blackstone or HNA may have a direct or indirect material interest entered into or in effect at the effective time of the spin-off; and (2) the purchase or sale of products or services involving either a Blackstone or HNA portfolio company, provided that (a) the appropriate officers reasonably believe the transaction to be on market terms, (b) the subject products or services are of a type generally made available to other customers of the subject portfolio company and (c) either the aggregate value involved in such purchase or sale is expected to be less than $10 million over five years or the transaction involves a new or assumed hotel management or franchise agreement with Hilton or its affiliates to commence or be assumed following the spin-off.

We cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of conflicts of interest. If such policies or provisions of law are not successful, decisions could be made that are not in the best interests of our stockholders.

ADDITIONAL PROPERTY INFORMATION

The following sets forth certain additional information with respect to the Hilton Hawaiian Village Beach Resort and New York Hilton Midtown, our two properties that have a book value that amounts to ten percent or greater of our total assets or gross revenues that amount to ten percent or more of our aggregate gross revenues for the fiscal year ended December 31, 2016. We do not have any tenants (other than our TRS lessee) occupying ten percent or more of rentable square footage or any material leases at either of such properties.

Hilton Hawaiian Village Waikiki Beach Resort

Property and Competition

Our wholly owned subsidiary, Hilton Hawaiian Village LLC, owns a fee-simple interest in the hotel. We believe the local hotel market is highly competitive. Primary competitor hotels include the following: Sheraton Hotel Waikiki, Moana Surfrider, a Westin Resort, Hyatt Regency Waikiki Resort & Spa, Outrigger Waikiki Beach Resort, Outrigger Reef Waikiki Beach Resort, and Marriott Waikiki Beach Resort & Spa. We compete with these hotels based on a number of factors, including location, brand, price, service and amenities, as well as property condition. We currently anticipate approximately $9.1 million in renovations during 2017, including to the fitness center, meeting spaces and building envelope. During 2016, the portion of the realty tax rate and annual realty taxes for the hotel that we were responsible for were 1.290% and $12,261,539, respectively. In the opinion of our management, the Hilton Hawaiian Village Waikiki Beach Resort is adequately covered by insurance. For additional information regarding this hotel, including the material mortgages, liens or other encumbrances, and the federal tax basis, rate, method and life claimed with respect to such property for purposes of depreciation, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, as applicable, each incorporated by reference in this prospectus.

Operating and Occupancy Information

The following table presents operating and occupancy information for the three months ended March 31, 2017 and the fiscal years ended December 31, 2016, 2015, 2014 and 2013. Information for the fiscal year ended December 31, 2012 is not available.

	Three Months Ended March 31,	Fiscal Year Ended December 31,
	2017	2016	2015	2014	2013
Hotel Revenue	$102	$376	$367	$346	$325
ADR	$253.67	$248.81	$240.62	$238.34	$232.42
Occupancy %	94.0%	94.6%	94.4%	90.7%	89.9%
RevPAR	$238.57	$235.47	$227.20	$216.26	$209.03

New York Hilton Midtown

Property and Competition

Our wholly owned subsidiary, HLT NY Hilton LLC, owns a fee-simple interest in the hotel. We believe the local hotel market is highly competitive. Primary competitor hotels include the following: Sheraton Hotel New York Times Square, Grand Hyatt New York, Marriott New York Marquis, Warwick New York Hilton, Crowne Plaza Times Square Manhattan, and The Manhattan at Times Square Hotel. We compete with these hotels based on a number of factors, including location, brand, price, service and amenities, as well as property condition. We currently anticipate approximately $19.5 million in guest room and related renovations during 2017 and 2018. During 2016, the realty tax rate and annual realty taxes for the hotel were 10.574% and $23,990,413, respectively. In the opinion of our management, the New York Hilton Midtown is adequately covered by insurance. For additional information regarding this hotel, including the federal tax basis, rate, method and life claimed with respect to such property for purposes of depreciation, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, as applicable, each incorporated by reference in this prospectus.

Operating and Occupancy Information

The following table presents operating and occupancy information for the three months ended March 31, 2017 and the fiscal years ended December 31, 2016, 2015, 2014 and 2013. Information for the fiscal year ended December 31, 2012 is not available.

	Three Months Ended March 31,	Fiscal Year Ended December 31,
	2017	2016	2015	2014	2013
Hotel Revenue	$54	$273	$278	$278	$280
ADR	$240.34	$296.13	$305.41	$310.34	$309.31
Occupancy %	77.2%	89.1%	90.8%	91.3%	92.4%
RevPAR	$185.56	$263.72	$277.17	$283.27	$285.71

PRINCIPAL AND SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell pursuant to this prospectus the shares of common stock set forth in the table below. The table below sets forth the beneficial ownership of Park and the following information about the selling stockholders as of May 5, 2017:

•	the number of shares of, and percentage of our outstanding, common stock beneficially owned by the selling stockholders;

•	the maximum number of shares of common stock that may be offered for sale by the selling stockholders under this prospectus;

•	the number of shares of common stock assumed to be beneficially owned by the selling stockholders upon completion of the offering; and

•	the percentage of our outstanding shares of common stock beneficially owned by the selling stockholders upon completion of this offering.

Because the selling stockholders may offer all, some or none of the shares of common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no definitive estimate can be given as to the amount of shares of common stock that will be held by the selling stockholders after completion of this offering. The following table has been prepared assuming that the selling stockholders sell all of the shares of common stock beneficially owned by them that have been registered by us pursuant to the registration statement of which this prospectus is a part and do not acquire any additional shares of common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of common stock.

The selling stockholders listed in the table below may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares of common stock since the date as of which the information is presented in the table below. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

For further information regarding material relationships and transactions between us and the selling stockholders, see “Management—Certain Relationship and Related Transactions” included in this prospectus and “Certain Relationships and Related Transactions and Director Independence” of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, incorporated by reference in this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC.

	Prior to Resale Offering				After Resale Offering
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		% of All Shares of Common Stock (6)	Common Stock Registered Pursuant to This Registration Statement (Maximum Number That May Be Sold)	Number of Shares of Common Stock Beneficially Owned		% of All Shares of Common Stock
HNA (1)	53,651,453		25%	—	53,651,453		25%
Blackstone (2)	32,397,132		15%	32,397,132	—		—
Thomas J. Baltimore, Jr.	176,414	(3)	*	—	176,414	(3)	*
Patricia M. Bedient	3,579		*	—	3,579		*
Gordon M. Bethune	2,734		*	—	2,734		*
Robert G. Harper	0		*	—	0		*
Tyler S. Henritze	0		*		0		*
Christie B. Kelly	3,743		*	—	3,743		*
Sen. Joseph I. Lieberman	2,734		*	—	2,734		*
Timothy J. Naughton	3,696		*	—	3,696		*
Stephen I. Sadove	6,126		*	—	6,126		*
Sean M. Dell’Orto	98,217	(4)	*	—	98,217	(4)	*
Thomas C. Morey	61,072		*	—	61,072		*
Directors and executive officers as a group (15 people)	568,392	(5)	*	—	568,392	(5)	*

*	Represents less than 1%.
(1)	Based solely on information provided in a Schedule 13D filed on March 24, 2017 by HNA Group Co., Ltd. (“HNA Group”), HNA, HNA Tourism (HK) Group Co., Ltd. (“HNA Tourism HK”), HNA HLT Holdco III Limited (“SPV III”), HNA HLT Holdco II LLC (“SPV II”) and HNA HLT Holdco I LLC (“SPV I” and, collectively with HNA Group, HNA, HNA Tourism HK, SPV III and SPV II, the “HNA Entities”). SPV I is a wholly-owned subsidiary of SPV II, and 100% of the voting interests of SPV II are controlled by SPV III. SPV III is a wholly-owned subsidiary of HNA Tourism HK, which is a wholly-owned Subsidiary of HNA, which is a wholly-owned Subsidiary of HNA Group. The HNA Entities have shared voting and shared dispositive power over 53,651,453 shares of common stock. The address of the HNA Entities is HNA Tourism Group Co., Ltd., HNA Building, No. 7 Guoxing Road, Haikou, 570203, People’s Republic of China.
(2)	Based solely on information provided in Amendment No. 1 to Schedule 13D filed on March 17, 2017, reflecting 28,487,266 shares of common stock directly owned by HLT Holdco III Prime LLC, 98,597 shares of common stock directly owned by HLT BREH VI Holdco Prime LLC, 980,192 shares of common stock directly owned by HLT A23 Holdco Prime LLC, 2,799,114 shares of common stock directly owned by HLT BREP VI.TE.2 Holdco Prime LLC, 5,802 shares of common stock directly owned by HLT A23 BREH VI Holdco Prime LLC, 16,616 shares of common stock directly owned by HLT BREH Intl II Holdco Prime LLC (the foregoing entities, collectively, the “Blackstone Funds”) and 9,545 shares of common stock directly owned by Stephen A. Schwarzman.

The sole member of HLT Holdco III Prime LLC is HLT Holdco II Prime LLC. The sole member of HLT Holdco II Prime LLC is HLT Holdco Prime LLC. The sole member of HLT Holdco Prime LLC, HLT BREH VI Holdco Prime LLC and HLT A23 Holdco LLC is BH Hotels Holdco Prime LLC (“BH Hotels”).

The managing members of BH Hotels are Blackstone Real Estate Partners VI Prime L.P. and Blackstone Capital Partners V Prime L.P. The general partner of Blackstone Capital Partners V Prime L.P. is Blackstone Management Associates V L.L.C. The sole member of Blackstone Management Associates V L.L.C is BMA V L.L.C. The general partner of Blackstone Real Estate Partners VI Prime L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of each of BREA VI L.L.C. and BMA V L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREP VI.TE.2 Holdco Prime LLC is HLT BREP VI.TE.2 Holdings Prime Holdco LLC. The sole member of HLT BREP VI.TE.2 Holdings Prime Holdco LLC is Blackstone Real Estate Partners VI.TE.2

Prime L.P. The general partner of Blackstone Real Estate Partners VI.TE.2 Prime L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of BREA VI L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREH Intl II Holdco Prime LLC is HLT BREH Intl II Holdings Holdco Prime LLC. The controlling member of HLT BREH Intl II Holdings Holdco Prime LLC is Blackstone Real Estate Holdings International II-Q Prime L.P. The general partner of Blackstone Real Estate Holdings International II-Q Prime L.P. is BREP International II-Q GP L.P. The general partner of BREP International II-Q GP L.P. is BREP International II-Q GP L.L.C. The sole member of BREP International II-Q GP L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT A23 BREH VI Holdco Prime LLC is HLT BREH VI-A Holdings Prime Holdco LLC. The sole member of HLT BREH VI-A Holdings Prime Holdco LLC is Blackstone Real Estate Holdings VI Prime L.P. The general partner of Blackstone Real Estate Holdings VI Prime L.P. is BREP VI Side-by-Side GP L.L.C. The sole member of BREP VI Side-by-Side GP L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities (other than each of the Blackstone Funds to the extent they directly hold the securities reported herein) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. The address of each of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

As of January 3, 2017, Blackstone entities had pledged substantially all of the shares of our common stock held by them pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all shares of common stock pledged to them.

(3)	Includes 61,646 shares underlying restricted stock units, net of taxes, that are vested or scheduled to vest within 60 days of the date of this prospectus.
(4)	Includes 30,073 shares underlying options that are vested or scheduled to vest within 60 days of the date of this prospectus.
(5)	Includes an aggregate of 125,187 shares underlying options and restricted stock units that are vested or scheduled to vest within 60 days of the date of this prospectus.
(6)	Based on 214,786,246 shares of our common stock outstanding as of May 4, 2017.

DESCRIPTION OF STOCK

The following description of certain terms of our common stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the General Corporation Law of the State of Delaware (the “DGCL”). See “Where You Can Find More Information.”

Under “Description of Stock,” “we,” “us,” “our” and “our company” refer to Park and not to any of its subsidiaries.

General

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 6,000,000,000 shares of common stock, par value $0.01 per share, and 600,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Subject to the provisions in our amended and restated certificate of incorporation regarding the restrictions on ownership and transfer of our stock discussed below under the caption “—Restrictions on Ownership and Transfer,” holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our common stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of our preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. All shares of our common stock that were outstanding at the time of the completion of the spin-off were fully paid and are non-assessable. The common stock is not subject to further calls or assessment by us. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. There is no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of our common stock are be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend is subject to the discretion of our board of directors.

Stockholder Meetings

Our amended and restated certificate of incorporation and bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. Our amended and restated bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or our chief executive officer or upon the request of holders of not less than a majority of the total voting power of all the then outstanding shares of our capital stock.

To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT for U.S. federal income tax purposes, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first taxable year for which an election to be a REIT has been made (i.e., 2017)) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made (i.e., 2017)). In addition, if we or one or more owners of 10% or more of our stock actually or constructively own 10% or more of a tenant of ours or a tenant of any partnership in which we are a partner, the rent received by us either directly or through any such partnership from such tenant generally will not be qualifying income for purposes of the REIT gross income tests of the Code unless the tenant qualifies as a TRS, and the leased property is a “qualified lodging facility” operated by an “eligible independent contractor” under the Code.

An “eligible independent contractor” means, with respect to any “qualified lodging facility,” any “independent contractor” if, at the time such contractor enters into a management agreement to operate such qualified lodging facility, such contractor is actively engaged in the trade or business of operating qualified lodging facilities for any person who is not a related person with respect to us or our TRS lessees. An “independent contractor” means any person (i) who does not own, directly or indirectly, more than 35% of shares of our stock and (ii) if such person is a corporation, not more than 35% of the total combined voting power of whose stock (or 35% of the total shares of all classes of whose stock) or, if such person is not a corporation, not more than 35% of the interest in whose assets or net profits is owned, directly or indirectly, by one or more persons owning 35% or more of the shares of our stock, in each case, taking into account certain attribution rules. Since our stock is regularly traded on an established securities market, only persons who own, directly or indirectly, more than 5% of the shares of our stock are taken into account as owning any of our shares for purposes of applying the 35% limitation in clause (ii) of the preceding sentence (but all of our outstanding shares are considered outstanding to compute the denominator for purpose of determining the applicable percentage of ownership).

To assist us in complying with the limitations on the concentration of ownership of our stock imposed by the Code, our amended and restated certificate of incorporation contains restrictions on the ownership and transfer of our stock. Subject to the exceptions described below, no person or entity (other than a person or entity that has been granted an exemption) may directly or indirectly, beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 4.9%, in value or in number of shares, whichever is more restrictive, of our outstanding common stock, or more than 4.9%, in value or in number of shares, whichever is more restrictive, of any outstanding class or series of our preferred stock. We refer to these restrictions, collectively, as the “ownership limit.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 4.9% of our outstanding common stock or 4.9% of any class or series of our preferred stock, or the acquisition of an interest in an entity that owns our stock, could, nevertheless, cause the acquiror or another individual or entity to own our stock in excess of the ownership limit.

Our board of directors may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, waive the ownership limit and may establish or increase a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT (including, but not limited to, as a result of any “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and Section 856(d)(9)(D) of the Code, respectively) on behalf of our TRS lessees failing to qualify as such). As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate. Our board of directors has granted exemptions from the ownership limit to certain entities affiliated with Blackstone and to HNA.

In connection with granting a waiver of the ownership limit or creating or modifying an excepted holder limit, or at any other time, our board of directors may increase or decrease the ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT (including, but not limited to, as a result of any “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and Section 856(d)(9)(D) of the Code, respectively) on behalf of our TRS lessees failing to qualify as such). A decreased ownership limit will not apply to any person or entity whose percentage of ownership of our stock is in excess of the decreased ownership limit until the person or entity’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

Our amended and restated certificate of incorporation also prohibits:

•	any person from beneficially or constructively owning shares of our stock that would (or, in the sole judgment of our board of directors, could) result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT;

•	any person from beneficially or constructively owning shares of our stock that would cause any hotel manager, including Hilton, to fail to qualify as an “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and Section 856(d)(9)(D) of the Code, respectively) on behalf of our TRS lessees;

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons; and

•	any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock, and any person who is the intended transferee of shares of our stock that are transferred to a trust for the benefit of one or more charitable beneficiaries described below, must give immediate written notice to us of such an event or, in the case of a proposed or attempted transfer, give at least 15 days’ prior written notice to us and must provide us with such other information as we may request to determine the effect of the transfer on our status as a REIT. The provisions of our amended and restated certificate of incorporation relating to the restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance is no longer required in order for us to qualify as a REIT.

Any attempted transfer of our stock that, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock that, if effective, would result in (i) a violation of the ownership limit (or other exempted holder limit established by our amended and restated certificate of incorporation or our board of directors), (ii) our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT, (iii) any hotel manager, including Hilton, failing to qualify as an “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and Section 856(d)(9)(D) of the Code, respectively) on behalf of our TRS lessees, or (iv) our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code will cause the number of shares causing the violation (rounded up to the nearest whole share) to be transferred automatically to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be effective as of the close of business on the business day before the date of the attempted transfer or other event that resulted in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable restrictions on ownership and transfer of our stock, then the attempted transfer that, if effective, would have resulted in (i) a violation of the ownership limit (or other limit established by our amended and restated certificate of incorporation or our board of directors), (ii) our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT, (iii) any hotel manager, including Hilton, failing to qualify as an “eligible independent contractor” that operates a “qualified lodging facility” (as such terms are defined in Section 856(d)(9)(A) and Section 856(d)(9)(D) of the Code, respectively) on behalf of our TRS lessees, or (iv) our failing to qualify as a “domestically controlled qualified investment entity,” will be null and void.

Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Subject to Delaware law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in the sole discretion of the trustee. However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.

Within 20 days of receiving notice from us of a transfer of shares to the trust, the trustee must sell the shares to a person that would be permitted to own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock in our amended and restated certificate of incorporation. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the proposed transferee an amount equal to the lesser of:

•	the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, which generally will be the last sales price reported on the New York Stock Exchange, the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.

The trustee must distribute any remaining funds held by the trust with respect to the shares to the charitable beneficiary. If the shares are sold by the proposed transferee before we discover that they have been transferred to the trust, the shares will be deemed to have been sold on behalf of the trust and the proposed transferee must pay to the trustee, upon demand, the amount, if any, that the proposed transferee received in excess of the amount that the proposed transferee would have received had the shares been sold by the trustee.

Shares of our stock held in the trust will be deemed to be offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the last trading day before the day of the event that resulted in the transfer of such shares to the trust; and

•	the market price on the date we accept, or our designee accepts, such offer.

We may accept the offer until the trustee has otherwise sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute the net proceeds of the sale to the proposed transferee and distribute any dividends or other distributions held by the trustee with respect to the shares to the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any governmental or taxing authority.

If our board of directors authorizes any of our shares to be represented by certificates, the certificates will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer of our stock could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

REIT Qualification

Our amended and restated certificate of incorporation provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if we determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law

Restrictions on Ownership and Transfer

The restrictions on ownership and transfer of our stock discussed under the caption “Description of Stock—Restrictions on Ownership and Transfer” prevent any person from acquiring more than 4.9% (in value or in number of shares, whichever is more restrictive) of our outstanding common stock or more than 4.9% (in value or in number of shares, whichever is more restrictive) of any outstanding class or series of our preferred stock without the approval of our board of directors. These provisions may delay, defer or prevent a change in control of us.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super-majority voting, special approval, dividend or other rights or preferences that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

We do not have a stockholder rights plan or any series of preferred stock designated in connection with such a plan, and if our board of directors were ever to adopt a stockholder rights plan in the future without prior stockholder approval, our board of directors would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information specified by our bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws provide for certain procedures with respect to the resignation of any director who does not receive a majority of the votes cast in an uncontested election. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to make, alter or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of 80 percent or more of all of the outstanding shares of our capital stock entitled to vote.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may not be effected by consent in writing by stockholders unless such action is recommended by all directors then in office.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly held Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

However, our amended and restated certificate of incorporation and bylaws provide that in the event that either Blackstone and its affiliates or HNA cease to beneficially own at least 5 percent of the then outstanding shares of our common stock, we will automatically become subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15 percent or more of a corporation’s outstanding voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, Section 203 could have an anti-takeover effect with respect to certain transactions our board of directors does not approve in advance. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, Section 203 also could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our company to our company or our company’s stockholders, (iii) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) action asserting a claim against our company or any director or officer of our company governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of Blackstone and its affiliates or HNA or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Blackstone, HNA or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers as described in “Certain Relationships and Related Person Transactions—Indemnification Agreements” in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016 and incorporated by reference into this prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. For purposes of this section, references to “Park Parent,” “we,” “our” and “us” generally mean only Park Hotels & Resorts Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to “Hilton Parent” generally means only Hilton Worldwide Holdings Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based on the Code, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	persons acting as nominees or otherwise not as beneficial owners;

•	dealers or traders in securities or currencies;

•	broker-dealers;

•	traders in securities that elect to use the mark to market method of accounting;

•	tax-exempt entities (except to the extent discussed below);

•	cooperatives;

•	banks, trusts, financial institutions or insurance companies;

•	persons who acquire shares our common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, at least 10% or more, by voting power or value, of our equity;

•	holders owning our common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, integrated investment, or other risk reduction transaction for U.S. federal income tax purposes;

•	regulated investment companies;

•	REITs;

•	foreign (non-U.S.) governments;

•	non-U.S. stockholders (except to the extent discussed below);

•	former citizens or former long-term residents of the United States;

•	holders who are subject to the alternative minimum tax;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes); or

•	persons that own our common stock through partnerships or other pass-through entities.

This summary does not address the U.S. federal income tax consequences to our stockholders who do not hold shares of our common stock as a capital asset. Moreover, this summary does not address any state, local, or foreign tax consequences, or any estate or gift tax consequences, or tax consequences other than U.S. federal income tax consequences.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership.

YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS PROSPECTUS.

Taxation of Park Parent

For U.S. federal income tax purposes, we intend to make an election to be taxed as a REIT, effective January 4, 2017, with the filing of our U.S. federal income tax return for the year ending December 31, 2017. We believe that we are organized and operate in a REIT-qualified manner and we intend to continue to operate as such. Our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code of 1986, as amended (the “Code”). The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we believe that we are organized and have operated and we intend to continue to be organized and operate so that we qualify to be taxed as a REIT, no assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.” The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

The law firm of Hogan Lovells US LLP has acted as our tax counsel in connection with this offering. We have received an opinion of Hogan Lovells US LLP to the effect that commencing with our taxable year beginning January 4, 2017 we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation should enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2017 and future taxable years. It must be emphasized that the opinion of Hogan Lovells US LLP is based on various assumptions relating to our organization and operation, and is conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. Hogan Lovells US LLP has not currently undertaken to review our compliance with the applicable REIT qualification requirements on a continuing basis, nor will they do so in the future. Accordingly, no assurance can be given that the actual results of our operations, the sources of our income, the nature of our assets, the level of our distributions to stockholders and the diversity of our share ownership, and/or changes in the actual or constructive ownership of us and Hilton Parent, which is intended to be an “eligible independent contractor” within the meaning of Code Section 856(d)(9) with respect to us for any given year, should permit us to satisfy the requirements under the Code for qualification and taxation as a REIT. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells US LLP or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued. Hogan Lovells US LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan Lovells US LLP’s opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.

Taxation of REITs in General

Provided that we qualify to be taxed as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same rate applicable to long-term capital gains). With limited exceptions, however, dividends from us are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. The highest marginal noncorporate U.S. federal income tax rate applicable to ordinary income is 39.6%. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

Even if we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property.”

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification to be taxed as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification to be taxed as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the non-qualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed (taking into account excess distributions from prior years) and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on items of income and expense relating to transactions between us and a taxable REIT subsidiary (a “TRS”) that do not reflect arm’s-length terms.

•	If we recognize gain on the disposition of any asset we acquire from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis in the hands of the C corporation during a specified period (generally, the five-year period following such acquisition, as applicable), then we will owe tax at the highest corporate tax rate on the lesser of (1) the excess of the fair market value of the asset on the acquisition date over the basis in the asset at such time, and (2) the gain recognized upon the disposition of such asset. We own appreciated assets that were held by Hilton Parent, a C corporation, and were acquired by us in the spin-off from Hilton Parent in a transaction in which the adjusted tax basis of the assets in our hands was determined by reference to the adjusted basis of the asset in the hands of Hilton Parent. If we dispose of any such appreciated assets during the five-year period following the effective date of our REIT election, we will be subject to tax as described above.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our stock.

•	The earnings of our TRSs generally will be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

(7)	that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes;

(9)	that has no earnings and profits from any non-REIT year at the close of any taxable year; and

(10)	that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, is 2017). Our amended and restated certificate of incorporation provides restrictions regarding the ownership and transfers of shares of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above, among other purposes. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our stock and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If such record holder fails or refuses to comply with the demands, such record holder will be required by Treasury regulations to submit a statement with such record holder’s tax return disclosing such record holder’s actual ownership of our stock and other information.

We intend for December 31 to be our taxable year-end and thereby satisfy condition (8) (that a REIT’s taxable year is the calendar year).

A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. Hilton Parent allocated its accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the spin-off in a manner that, in its best judgment, was in accordance with the provisions of the Code. To comply with condition (9) above, we declared and paid a dividend to our stockholders to distribute our accumulated earnings and profits attributable to non-REIT years, including the earnings and profits allocated to us in connection with the spin-off. We believe that our dividend satisfies the requirements relating to the distribution of our pre-REIT accumulated earnings and profits. See “—Annual Distribution Requirements— Earnings and Profits Distribution Requirement” and “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions” for further discussion.

Effect of Subsidiary Entities

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify to be taxed as a REIT unless we were entitled to relief, as described below under “—Income Tests—Failure to Satisfy the Gross Income Tests” and “—Asset Tests.”

Under the Bipartisan Budget Act of 2015, Congress revised the rules applicable to U.S. federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, or if they will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by us in the event of a federal income tax audit of a subsidiary partnership.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries

In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

A TRS may not directly or indirectly operate or manage a lodging facility. However, rent received by a REIT from the lease of a qualified lodging facility to a TRS lessee may qualify as “rents from real property” for purposes of both the 75% and 95% gross income tests, provided that the facility is operated by a hotel management company that qualifies as an “eligible independent contractor.” The Code defines a “qualified lodging facility” generally to mean a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. If the IRS were to treat a subsidiary corporation of ours as directly or indirectly operating or managing a lodging facility, such subsidiary would not qualify as a TRS, which could jeopardize our REIT qualification under the REIT 5% and 10% asset tests.

Generally, an “eligible independent contractor” is a person from whom we derive no income, who is adequately compensated, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and any TRS lessee. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a TRS of a REIT will not so qualify if (i) the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or (ii) one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose shares of stock are regularly traded on an established securities market by taking into account only the shares of stock held by persons owning, actually or constructively, more than 5% of the outstanding shares of the REIT and, if the stock of the hotel management company is regularly traded on an established securities market, determined by taking into account only the shares held by persons owning, actually or constructively, more than 5% of the publicly traded stock of the hotel management company). Qualification as an eligible independent contractor involves the interpretation and application of highly technical and complex Code provisions for which no or only limited authorities exist.

We have one or more TRSs and, except for the Select Hotels and certain hotels owned by our TRSs, we lease all of our hotel properties to our TRSs. We have taken and will continue to take all steps reasonably practicable to ensure that no TRS will engage in “operating” or “managing” our hotel properties. Additionally, our TRSs contract with one or more hotel management companies, including contracting with subsidiaries of Hilton Parent, with respect to our hotel properties. We have taken and will continue to take all steps reasonably practicable to ensure that each hotel management company engaged to operate and manage our hotel properties qualifies as an “eligible independent contractor” with regard to our TRSs. In that regard, constructive ownership under Section 318 of the Code resulting, for example, from relationships between the hotel management companies engaged to operate and manage the hotel properties and the REIT’s other stockholders could impact the hotel management companies’ ability to satisfy the applicable ownership limit. Because of the broad scope of the attribution rules of Section 318 of the Code, no assurance can be given that all potential prohibited relationships have been or will be identified. The existence of such a relationship would disqualify a hotel management company as an eligible independent contractor, which could in turn disqualify us as a REIT.

In addition to the restrictions discussed above with respect to lodging facilities, current restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest paid or accrued by a TRS to its parent REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year provided certain conditions are met). Second, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We believe that all of our transactions with our TRSs are currently conducted, and we intend that all future transactions will be conducted, on an arm’s-length basis. There can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our TRSs.

Income Tests

To qualify to be taxed as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging and foreign currency transactions, generally must be derived from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from and gain received on the disposition of shares of stock of other REITs and specified income from temporary investments. Gain from the sale of a debt instrument issued by a publicly offered REIT, unless the debt instrument is secured by real property or an interest in real property, is not treated as qualifying income for purposes of the 75% income test. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions and foreign currency transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

•	The amount of rent is not based in whole or in part on the income or profits of any person from the property. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a noncorporate tenant, or, if the tenant is a corporation (but excluding any TRS), 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if (1) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are “substantially comparable” to rents paid by our other tenants for comparable space, or (2) the property is a qualified lodging facility and such property is operated on behalf of the TRS by a person who is an “eligible independent contractor” and certain other requirements are met. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS. Our TRSs will be subject to U.S. federal income tax on their income from the operations of these properties;

•	Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no income, or a TRS, which may be wholly or partially owned by us, to provide non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.”

With respect to our hotel properties that are leased to our TRSs, in order for the rent paid pursuant to the hotel leases to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•	the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We believe that we have structured our leases to qualify as true leases for U.S. federal income tax purposes. For example, with respect to the leases, generally:

•	the property owning entity and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•	the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and dictates through the hotel managers, who work for the lessee during the terms of the lease, how the hotels are operated and maintained;

•	the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

•	in the event of damage or destruction to a hotel, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•	the lessee generally indemnifies the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•	the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•	the lease enables the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•	upon termination of the lease, the applicable hotel will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, a lease were recharacterized as a service contract or partnership agreement, rather than a true lease, or disregarded altogether for tax purposes, all or part of the payments that the lessor receives from the lessee would not be considered rent and would not otherwise satisfy the various requirements for qualification as “rents from real property.”

As described above, in order for the rent that we receive to constitute “rents from real property,” several other requirements must be satisfied. First, rent must not be based in whole or in part on the income or profits of any person. Rent that consists, in whole or in part, of one or more percentages of the lessee’s receipts or sales in excess of determinable dollar amounts, however, will qualify as “rents from real property” if:

•	the determinable amounts do not depend in whole or in part on the income or profits of the lessee; and

•	the percentages and determinable amounts are fixed at the time the lease is entered into and a change in percentages and determinable amounts is not renegotiated during the term of the lease (including any renewal periods of the lease) in a manner that has the effect of basing rent on income or profits.

More generally, rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee, other than a TRS. All of our hotel properties, other than the Select Hotels and certain hotels owned by a TRS and managed by a hotel management company, are leased to our TRSs. As described above, rent that we receive from a TRS with respect to any hotel will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by an eligible independent contractor. Our amended and restated certificate of incorporation contains restrictions on the ownership and transfer of our stock. In general, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 4.9% (in value or in number of shares, whichever is more restrictive) of our outstanding common stock or more than 4.9% (in value or in number of shares, whichever is more restrictive) of any outstanding class or series of our preferred stock. Our board of directors has granted exemptions from the ownership limit to certain entities affiliated with Blackstone and to HNA. Applying the tax ownership rules, including certain attribution rules, we believe that (i) Hilton Parent and/or one or more actual or constructive owners of 10% or more of the stock of Hilton Parent does not own, actually or constructively, more than 35% of our stock, and (ii) HNA and the Blackstone funds that own more than 5% of our stock and the stock of Hilton Parent collectively own less than 35% of our stock and the stock of Hilton Parent. However, because the tax ownership rules and attribution rules are complex and there is no or limited authority on certain aspects of those rules, and because the stock of Hilton Parent is publicly traded and is not subject to any restrictions on ownership and transfer, there can be no assurance that Hilton Parent will satisfy the 35% ownership requirement to be an eligible independent contractor. In addition to the 35% ownership requirement with respect to Hilton Parent, the hotel management contracts between our TRS lessee and subsidiaries of Hilton Parent are substantially similar to the hotel management contracts between subsidiaries of Hilton Parent and third party hotel owners. Thus, we believe that Hilton Parent and its subsidiaries should qualify as eligible independent contractors with respect to our TRS lessees.

Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). To comply with this limitation, a TRS lessee may acquire furnishings, equipment and other personal property, which might reduce the rent payments from the TRS lessee, which may increase the taxable income of the TRS lessee. With respect to each hotel in which the TRS lessee does not own the personal property, we believe either that the personal property ratio will be less than 15% or that any rent attributable to excess personal property, when taken together with all of our other nonqualifying income, will not result in our failure to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we potentially could fail to satisfy the 75% or 95% gross income test and thus lose our REIT qualification.

Fourth, we generally cannot furnish or render services to the tenants of our hotels, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, our TRSs may provide customary and noncustomary services to our tenants without tainting our rental income from such properties. Furthermore, we need not provide services through an “independent contractor” or TRS but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services does not exceed 1% of our income from the related property. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs or would not otherwise result in our failure to qualify as a REIT.

If a portion of the rent that we receive from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (i) the percentage rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (iii) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT qualification because we might be unable to satisfy either the 75% or 95% gross income test. We believe that we have structured our leases in a manner that will enable us to satisfy the REIT gross income tests.

In the case of the hotels that we lease to our TRS and our TRS engages subsidiaries of Hilton Parent to manage, we believe that the leases qualify as true leases for U.S. federal income tax purposes and that the rents payable under those leases qualify as “rents from real property” for purposes of the 75% and 95% gross income tests. There can, however, be no assurance that the IRS will not successfully assert a contrary position or that there will not be a change in circumstances which would cause a portion of the rent received to fail to qualify as “rents from real property.” If such failure were in sufficient amounts, we would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In the case of real estate mortgage loans that are secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage is a qualifying 75% asset test asset and interest income that qualifies for purposes of the 75%

gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Among the assets we hold and may continue to hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We believe that we have and intend to continue to structure any investments in mezzanine loans in a manner that allows us to comply with the applicable REIT qualification requirements. Certain components of the safe harbor relate to valuations of the underlying real property and the value of the pass-through entity’s other assets. Generally, the assets that serve as collateral for the loans we own are not susceptible to precise valuation and therefore we cannot provide any assurance that the IRS would not successfully challenge our valuations for these purposes. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans. To the extent we make mezzanine loans that do not qualify as real estate assets, the interest income with respect to such loans will not be qualifying income for the 75% gross income test.

Dividend Income

We may directly or indirectly receive distributions from our TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally will constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Hotel Operating Income and Fee Income

We own and operate the Select Hotels. Income we earn from operating the Select Hotels generally will not be qualifying income for purposes of the 75% or 95% gross income tests. In addition, any fee income that we earn generally will not be qualifying income for purposes of the 75% or 95% gross income tests. Any fees earned by a TRS, however, will not be included for purposes of the 75% or 95% gross income tests.

Hedging Transactions

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rate or currency fluctuations, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. In addition, the exclusion from the 95% and 75% gross income tests will apply if we previously entered into a hedging position and a portion of that hedged indebtedness or property is disposed of, and in connection with such extinguishment or disposition we enter into a new “clearly identified” hedging transaction to offset the prior hedging position. Most likely, income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of rents received by us from any TRS lessee failing to qualify as “rents from real property,” we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test, multiplied by a factor designated to approximate our profitability. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the income tests applicable to REITs.

Asset Tests

At the close of each calendar quarter, we must also satisfy seven tests relating to the nature of our assets.

First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, foreign currency that meets certain requirements under the Code, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property,” stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans and debt instruments issued by publicly offered REITs.

Second, not more than 25% of our total assets may be represented by securities other than those described in the immediately preceding paragraph.

Third, except for securities described in the first paragraph above and securities in QRSs and TRSs, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Fourth, except for securities described in the first paragraph above and securities in QRSs and TRSs, we may not own more than 10% of any one issuer’s outstanding voting securities.

Fifth, except for securities described in the first paragraph above and securities in QRSs and TRSs, we may not own more than 10% of the total value of the outstanding securities of any one issuer (the “10% Value Asset Test”). The 10% Value Asset Test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% Value Asset Test, the determination of our interest in the assets of a partnership or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Sixth, not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by the securities of one or more TRSs.

Seventh, not more than 25% of our total assets may be represented by debt instruments issued by publicly offered REITs that are “nonqualified” debt instruments (e.g., not secured by interests in mortgages on interests in real property and personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property”).

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% Value Asset Test, as explained below).

Certain securities will not cause a violation of the 10% Value Asset Test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% Value Asset Test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by certain governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a nongovernmental entity, (5) any security (including debt securities) issued by another REIT, (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests” and (7) any other arrangement as determined by the IRS. In applying the 10% Value Asset Test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

As discussed above, certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test and the 10% vote or value test. See “—Taxation of REITs in General—Income Tests—Interest Income.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% asset test. We intend to make such investments in such a manner as not to fail the asset tests described above.

No independent appraisals have been or will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year. However, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values, unless we acquire securities in an applicable issuer or we increase our ownership of securities of such issuer during such later quarter.

If we fail to satisfy an asset test, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if (a) we satisfied the asset tests at the close of the preceding calendar quarter and (b) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (b) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

To qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(1)	the sum of

(a)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid; and

(b)	90% of our after tax net income, if any, from foreclosure property (as described below); minus

(2)	the excess of the sum of specified items of noncash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will generally be treated as received by our stockholders in the year in which paid. For purposes of the 90% distribution requirement and excise tax described below, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as paid by us on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. Such losses, however, generally will not affect the tax treatment to our stockholders of any distributions that are actually made. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year and (3) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

The calculation of REIT taxable income includes deductions for noncash charges, such as depreciation. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) to meet the distribution requirements, while preserving our cash. Alternatively, subject to certain conditions and limitations, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

We calculate our REIT taxable income based upon the conclusion that the lessor is the owner of the hotels for U.S. federal income tax purposes. As a result, we expect that the depreciation deductions with respect to the hotels owned by the lessors will reduce our REIT taxable income. This conclusion is consistent with the conclusion above that the leases of our hotels will be treated as true leases for U.S. federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, we also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a “deficiency dividend” in order to retain REIT status.

If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

Earnings and Profits Distribution Requirement

In connection with the spin-off, Hilton Parent allocated its earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the consummation of the spin-off between Hilton Parent, HGV Parent and us in accordance with provisions of the Code. The calculation of the amount of earnings and profits was a complex factual and legal determination.

A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits. To comply with this requirement, we declared a dividend of $2.79 per share to our stockholders to distribute our accumulated earnings and profits attributable to any non-REIT years (the “Purging Distribution”), including any earnings and profits allocated to us by Hilton Parent in connection with the spin-off. On March 9, 2017, we paid the Purging Distribution in a combination of cash and our common stock. The portion that was paid in cash represented approximately 20% of the total amount distributed to all stockholders. While we believe that our dividend satisfies the requirements relating to the distribution of our pre-REIT accumulated earnings and profits, there can be no assurance that the IRS will agree with our or Hilton Parent’s calculation or allocation of earnings and profits to us. If the IRS is successful in asserting that we have additional amounts of pre-REIT earnings and profits, there are procedures generally available to cure any failure to distribute all of our pre-REIT earnings and profits, but there can be no assurance that we will be able to successfully implement such procedures. Hilton Parent received a ruling from the IRS (“IRS Ruling”), which addresses, in addition to certain aspects of the treatment of the spin-off, certain tax issues relevant to our payment of the Purging Distribution in a combination of cash and our stock. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions” for further discussion of the IRS Ruling.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We hold hotels for investment with a view to long-term appreciation, engage in the business of acquiring and owning hotels and we currently intend to make sales of hotels consistent with our investment objectives. However, some of our sales may not satisfy certain safe-harbor provisions of the Code and there can be no assurance that the IRS might not contend that one or more of these sales are subject to the 100% tax.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (3) with respect to which we made a proper election to treat the property as foreclosure property.

We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Tax on Built-In Gains

If we dispose of any appreciated assets acquired from a C corporation in a transaction in which the adjusted tax basis of the assets in our hands is less than the fair market value of the assets, determined at the time we acquired such assets, during the 5-year period following the acquisition of such assets, we will be subject to tax at the highest corporate tax rate on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the assets at the time that we acquired them. Any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange, as described above) or Section 1033 (an involuntary conversion) of the Code is excluded from the application of this built-in gains tax.

With respect to the appreciated assets that we acquired in the spin-off from Hilton Parent, if we dispose of any such appreciated assets during the five-year period following the effective date of our REIT election (the “specified period”), we will be subject to tax as described above. We would be subject to this tax liability even if we qualify and maintain our status as a REIT. The amount of tax could be significant.

Any recognized built-in gain will retain its character as ordinary income or capital gain and will be taken into account in determining REIT taxable income and our REIT distribution requirement. Any tax on the recognized built-in gain will reduce our REIT taxable income. If we choose to dispose of any assets within the specified period, we will attempt to utilize various tax planning strategies, including like-kind exchanges, to mitigate the exposure to the built-in-gains tax. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax.

Recordkeeping Requirements Regarding Stockholders

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding shares of stock and maintaining our qualification as a REIT.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations or if the interest payments were at a commercially reasonable rate, and redetermined TRS service income is gross income of a TRS attributable to services provided to us (less deductions properly allocable thereto) that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. It is our policy to evaluate material intercompany transactions and to attempt to set the terms of such transactions so as to achieve substantially the same result as they believe would have been the case if they were unrelated parties. As a result, we believe that (i) all material transactions between and among us and the entities in which we own a direct or indirect interest have been and will continue to be negotiated and structured with the intention of achieving an arm’s-length result, (ii) the potential application of the 100% penalty tax will not have a material effect on us and (iii) the potential application of Section 482 of the Code should not have a material effect on us. Furthermore, rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Application of the 100% penalty tax would apply, for example, to the extent we were found to have charged any TRS lessee rent in excess of an arm’s-length rent and application of Section 482 of the Code depends on whether, as a factual matter, transactions between commonly controlled entities are at arm’s-length. We cannot assure you that we will not be subject to the 100% penalty tax or that Section 482 of the Code will not apply to reallocate income between or among us or any of our affiliated entities.

From time to time, our TRSs may provide services to our tenants. We intend to set the fees paid to our TRSs for such services at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to stockholders will be taxable as regular corporate dividends. Such dividends paid to U.S. stockholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lose our qualification. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to taxable U.S. stockholders. A “U.S. stockholder” is any beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) with respect to which a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) that has a valid election is in place under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its tax advisor as to the tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions

For such time as we qualify to be taxed as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends generally will be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by most U.S. stockholders that are individuals, trusts or estates from taxable C corporations. Such stockholders, however, may be taxed at the preferential rates on dividends designated as qualified dividend income by and received from REITs, provided certain requirements described below are met, to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT or a predecessor was subject to corporate level income tax (less the amount of tax) (e.g., the Purging Distribution);

•	qualified dividends received by the REIT during such taxable year from domestic TRSs, other taxable domestic C corporations and certain “qualifying foreign corporations” that satisfy certain requirements (discussed below); or

•	income recognized in the prior taxable year from sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

A foreign corporation generally will be a “qualifying foreign corporation” if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the IRS determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation, and the dividends we receive from such an entity would not constitute qualified dividend income.

In addition, even if we designate certain dividends as qualified dividend income to our stockholders, the U.S. stockholder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the U.S. stockholder will only be eligible to treat the dividend as qualifying dividend income if the U.S. stockholder is taxed at individual rates and meets certain holding requirements. In general, to treat a particular dividend as qualified dividend income, a U.S. stockholder will be required to hold our stock for more than 60 days during the 121-day period beginning on the date which is 60 days before the date on which the stock becomes ex-dividend. Moreover, in no case may the amount we designate as qualified dividend income exceed the amount we distribute to our stockholders as dividends with respect to the taxable year. If we designate any portion of a dividend as qualified dividend income, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as qualified dividend income

On March 9, 2017 we paid the Purging Distribution in a combination of cash and our common stock. The portion that was paid in cash represented approximately 20% of the total amount distributed to all stockholders. As discussed above under “— Taxation of REITs in General—Annual Distribution Requirements— Earnings and Profits Distribution Requirement,” Hilton Parent received an IRS Ruling, which addresses, in addition to certain aspects of the treatment of the spin-off, certain tax issues relevant to our payment of the Purging Distribution in a combination of cash and our stock. In general, the IRS Ruling provides, subject to the terms and conditions contained therein, that (1) the Purging Distribution will be treated as a dividend to the extent of our earnings and profits (as determined for U.S. federal income tax purposes) and (2) the amount of our stock received by any of our stockholders as part of the Purging Distribution will be considered to equal the amount of cash that could have been received instead. Each of our taxable U.S. stockholders will be required to report dividend income as a result of the Purging Distribution even if such stockholder received no cash or only nominal amounts of cash in the distribution. Similarly, if in the future we declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation, taxable U.S. stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

Distributions that we designate as capital gain dividends generally will be taxed to our U.S. stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of REITs in General—Annual Distribution Requirements.” U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders that are individuals, trusts and estates, and 35% in the case of U.S. stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain if the shares of stock have been held for more than one year, or short-term capital gain if the shares of stock have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as received by the stockholder on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. See “—Taxation of REITs in General—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Stock

If a U.S. stockholder sells or disposes of shares of our stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the stockholder’s adjusted tax basis in the shares of stock. In general, capital gains recognized by individuals, trusts or estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate U.S. stockholders) to a portion of capital gain realized by a non-corporate U.S. stockholder on the sale of shares of our stock that would correspond to our “unrecaptured Section 1250 gain.” U.S. stockholders should consult with their own tax advisors with respect to their capital gain tax liability.

Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If a stockholder recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. U.S. stockholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, qualified dividend income or capital gains from the disposition of common stock as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We will notify stockholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income.

Medicare Tax on Unearned Income

Certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on “net investment income,” (or, in the case of an estate or trust, on “undistributed net investment income”) which includes, among other things, dividends on and gains from the sale or other disposition of REIT stock. U.S. stockholders should consult their own tax advisors regarding this tax on net investment income.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders. A “non-U.S. stockholder” is any beneficial owner of our common stock, including a partner in a partnership that owns our common stock, that is not a U.S. stockholder.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders that (1) is payable out of our earnings and profits (including the Purging Distribution), (2) is not attributable to capital gains from the disposition of a U.S. real property interest that we recognize and (3) is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Unless our stock constitutes a U.S. real property interest (“USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the stockholder’s proportionate share of our earnings and profits, plus (2) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (i.e., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends

Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (“USRPI capital gains”) will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See “—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor.

Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains.

We believe that a significant portion of our assets are USRPIs and we expect that a significant portion of our assets will continue to be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA or the branch profits tax, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as an ordinary dividend (see “—Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is “regularly traded” on an established securities market located in the United States and (2) the recipient non-U.S. stockholder does not own more than 10% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange. In addition, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified stockholders”) are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of our common stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. stockholders should consult their tax advisors regarding the application of these rules.

Dispositions of Our Stock

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our stock generally would not be subject to U.S. federal income taxation unless:

•	the investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain;

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	our common stock constitutes a USPRI within the meaning of FIRPTA, as described below.

Our common stock will constitute a USRPI unless we are a domestically controlled REIT. We intend to take the position that we will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders.

As described above, our amended and restated certificate of incorporation contains restrictions designed to protect our status as a domestically controlled REIT, and we believe that we will be and will remain a domestically controlled REIT, and that a sale of our common stock should not be subject to taxation under FIRPTA. However, because our stock is publicly traded, no assurance can be given that we are or will be a domestically controlled REIT. Even if we were not a domestically controlled REIT, a sale of our common stock by a non-U.S. stockholder would nevertheless not be subject to taxation under FIRPTA as a sale of a USRPI if:

•	our common stock were “regularly traded” on an established securities market; and

•	the non-U.S. stockholder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

Specific “wash sale” rules applicable to sales of shares of stock in a domestically-controlled qualified investment entity could result in gain recognition, taxable under FIRPTA, upon the sale or other taxable disposition of our stock even if we are a domestically-controlled qualified investment entity. These rules would apply if the non-U.S. stockholder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of our stock during the 61-day period beginning with the first day of the 30-day period described in clause (1). A sale or other taxable disposition of our stock is not treated as an applicable “wash sale” transaction if the stock is “regularly traded” on an established securities market in the United States and the selling non-US stockholder has not held more than 5% of the regularly-traded stock during the one-year period ending on the date of such distribution described in clause (1).

In addition, dispositions of our common stock by qualified stockholders are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of our common stock. An actual or deemed disposition of our common stock by such stockholders may also be treated as a dividend. Furthermore, dispositions of our common stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. stockholders should consult their tax advisors regarding the application of these rules.

We anticipate that our common stock will be regularly traded on an established securities market. If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. federal income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such case, under FIRPTA the purchaser of common stock may be required to withhold 15% of the purchase price and remit this amount to the IRS.

U.S. Federal Income Tax Returns

If a non-U.S. stockholder is subject to taxation under FIRPTA on proceeds from the sale of our common stock or on capital gain distributions, the non-U.S. stockholder will be required to file a U.S. federal income tax return.

Non-U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock, including any reporting requirements.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our common stock. These investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders to satisfy the REIT “closely held” test and (2) either (a) one pension trust owns more than 25% of the value of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of shares of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Backup Withholding Tax and Information Reporting

U.S. Stockholders of Our Common Stock

In general, information reporting requirements will apply to payments of dividends on and payments of the proceeds of the sale of our common stock held by U.S. stockholders, unless an exception applies. The applicable withholding agent is required to withhold tax on such payments if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect. In addition, the applicable withholding agent with respect to the dividends on our common stock is required to withhold tax if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. A U.S. stockholder that does not provide the applicable withholding agent with a correct TIN may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their U.S. status to us.

Some U.S. stockholders of our common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS. The applicable withholding agent will be required to furnish annually to the IRS and to U.S. stockholders of our common stock information relating to the amount of dividends paid on our common stock, and that information reporting may also apply to payments of proceeds from the sale of our common stock. Some U.S. stockholders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Stockholders of Our Common Stock

Generally, information reporting will apply to payments of interest and dividends on our common stock, and backup withholding described above for a U.S. stockholder will apply, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. stockholders unless the non-U.S. stockholder satisfies the requirements necessary to be an exempt non-U.S. stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. stockholder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are United States persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot give you any assurances as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock. Legislative and regulatory changes, including comprehensive tax reform, may be more likely in the 115th Congress, which convened in January 2017, because the Presidency and both Houses of Congress are controlled by the same political party. Investors should consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our common stock.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. Under these withholding rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined above) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

Tax Shelter Reporting—Loss Transactions

If a stockholder recognizes a loss as a result of a transaction with respect to our stock of at least (i) for a stockholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a stockholder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Investors are urged to consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, shares of our common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

The shares of common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods, including the following:

•	on the NYSE (including through at-the-market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker/dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker/dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the shares of common stock;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or any other method permitted by applicable law.

In effecting sales, brokers or dealers engaged by us and/or the selling stockholders may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•	purchases of the shares of common stock by a broker/dealer as principal and resales of the shares of common stock by the broker/dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

At any time a particular offer of the shares of common stock covered by this prospectus is made, if required, a prospectus supplement will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering and the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

The selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from them at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that the selling stockholders must pay for solicitation of these contracts will be described in a prospectus supplement.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker/dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We and/or the selling stockholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Some of the shares of common stock covered by this prospectus may be sold by selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

Certain legal and tax matters will be passed upon for us by Hogan Lovells US LLP, Washington, District of Columbia. Certain legal matters will be passed upon for the selling stockholders by Simpson Thacher  & Bartlett LLP, Washington, District of Columbia.

EXPERTS

The combined consolidated financial statements and schedule of Park Hotels & Resorts Inc. as of December 31, 2016 and 2015 and for each of the three years ended December 31, 2016, that have been incorporated by reference into this prospectus by reference to Exhibit 99.2 to Park’s Current Report on Form 8-K, filed on May 5, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, and any document incorporated by reference into this prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and shares of our common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, which each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You may also obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We also make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2017;

•	our Current Reports on Form 8-K, filed on January 4, 2017, January 26, 2017, March 1, 2017 (solely with respect to items 5.02 and 9.01 thereof), March 17, 2017, May 3, 2017 (solely with respect to item 5.02 and Exhibit 10.1 of item 9.01 thereof) and May 5, 2017; and

•	the description of our common stock contained in our Information Statement on Form 10 filed on June 2, 2016, including all amendments and reports filed for the purpose of updating such description.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Park Hotels & Resorts Inc.

1600 Tysons Boulevard, Suite 1000

McLean, VA 22102

Attn: Investor Relations

(703) 584-7979

Our reports and documents incorporated by reference herein may also be found in the “Investors” section of our website at http://www.pkhotelsandresorts.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

32,397,132 Shares

Park Hotels & Resorts Inc.

Common Stock

PROSPECTUS

            , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by us in connection with the sale of the shares of common stock being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Filing Fee—Securities and Exchange Commission	$96,462
Fee—Financial Industry Regulatory Authority	$125,343
Fees and Expenses of Counsel	$200,000
Printing Expenses	$5,000
Fees and Expenses of Accountants	$100,000
Miscellaneous Expenses	$10,000

Total	$536,805

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Equity Securities.

Not applicable.

Item 34. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3) the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation and amended and restated bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Park will indemnify any person who is or was involved in any manner or is threatened to be made so involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of Par or while a director, officer, or employee of Park is or was serving at the request of Park as a director, officer, or employee of another corporation, partnership, joint venture, trust, or other entity.

Park currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors, officers and certain employees in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Park and its subsidiaries.

Park has also entered into indemnification agreements with certain of its executive officers and its directors. The agreements are identical. Each agreement requires Park to indemnify and hold harmless the applicable officer to the fullest extent authorized by Delaware law. Each agreement provides that Park will indemnify the applicable officer against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on his or her behalf, if, by reason of his status as an officer or director, he or she is, or is threatened to be, made a party or participant in any proceeding. The only limitation on this obligation are that Park is not required to make any payment (i) for any action, suit, or proceeding initiated by the covered officer or director, including actions to enforce or interpret the indemnification agreement, unless the officer or director is successful in such action, (ii) for any suit for disgorgement of profits made from the purchase and sale by the officer or director of securities of Park pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, (iii) when the officer’s or director’s conduct was determined by a final judgment or other adjudication to be knowingly fraudulent or constitute willful misconduct, or (iv) when indemnification has been determined by a final judgment or other adjudication to be prohibited by law. Park must also advance to the indemnified officer or director all expenses reasonably and necessarily incurred by him or her or on his or her behalf in connection with any proceeding in which he or she is made a party or participant by reason of his status as an officer or director.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

(a) The following financial statements are incorporated into this Registration Statement and the prospectus included herein by reference:

•	The combined consolidated financial statements of the registrant included in Exhibit 99.2 to the registrant’s Current Report on Form 8-K filed with the SEC on May 5, 2017;

•	The unaudited combined consolidated financial statements of the registrant included in the registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017 filed with the SEC on May 4, 2017;

•	The unaudited pro forma combined financial statement of Park Hotels & Resorts Inc. beginning on page 19 of the prospectus that is part of this Registration Statement; and

(b) The following exhibits are being filed as a part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit number	Description

2.1	Distribution Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on January 4, 2017).

3.1	Amended and Restated Certificate of Incorporation of Park Hotels & Resorts Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on March 17, 2017).

3.2	Amended and Restated By-laws of Park Hotels & Resorts Inc. (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K, filed on March 17, 2017).

5.1*	Opinion of Hogan Lovells US LLP regarding validity of shares issued.

8.1*	Opinion of Hogan Lovells US LLP regarding certain tax matters.

10.1	Employee Matters Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on January 4, 2017).

10.2	Tax Matters Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on January 4, 2017).

10.3	Master Transition Services Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed on January 4, 2017).

10.4	Stockholders Agreement among Park Hotels & Resorts Inc. and the other parties thereto, dated as of January 2, 2017 (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed on January 4, 2017).

10.5	Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed on January 4, 2017).

10.6	Registration Rights Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc. and the other parties thereto (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form 10 (File No. 001-37795), filed on November 14, 2016).

10.7	Loan Agreement, dated as of October 7, 2016, among S.F. Hilton LLC and P55 Hotel Owner LLC, collectively, as Borrowers and JPMorgan Chase Bank, National Association, Deutsche Bank, AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lenders and the other parties thereto (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.8	Guaranty Agreement, dated as of October 7, 2016, among Park Intermediate Holdings LLC and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.9	Employment Agreement dated April 26, 2016, between Park Hotels & Resorts Inc. and Thomas J. Baltimore Jr (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form 10 (File No. 001-37795)).

10.10	Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, filed on January 4, 2017).

10.11	Park Hotels & Resorts Inc. 2017 Executive Deferred Compensation Plan, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K, filed on January 4, 2017).

10.12	Registration Rights Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc. and HNA Tourism Group Co., Ltd (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.13	Stockholders Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc., HNA Tourism Group Co., Ltd. and, solely for purposes of Section 4.3 thereof, HNA Group Co., Ltd (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.14	Loan Agreement, dated as of October 24, 2016, among Hilton Hawaiian Village LLC, as Borrower, Hilton Hawaiian Village Lessee LLC, as Operating Lessee, and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender and the other parties thereto (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.15	Guaranty Agreement, dated as of October 24, 2016, among Park Intermediate Holdings LLC and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.16	Credit Agreement, dated as of December 28, 2016, by and among Park Intermediate Holdings LLC, Park Hotels & Resorts Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as documentation agents, and The Bank of New York Mellon, Citibank, N.A., PNC Bank, National Association and Royal Bank of Canada, as senior managing agents (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on December 30, 2016).

10.17	Form of Performance Stock Unit Agreement by and between the Company and Thomas J. Baltimore, Jr. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on January 26, 2017).

10.18	Form of Restricted Stock Agreement by and between the Company and each of Robert D Tanenbaum and Thomas C. Morey (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on January 26, 2017).

10.19	Form of Indemnification Agreement entered into between Park Hotels & Resorts Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form 10 (File No. 0001-37795), filed on November 14, 2016).

10.20	Park Hotels & Resorts Inc. Executive Short-Term Incentive Program (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on March 1, 2017).

10.21	Park Hotels & Resorts Inc. Executive Long-Term Incentive Program (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on March 1, 2017).

10.22	Form of CEO Performance Stock Unit Agreement (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed on March 1, 2017).

10.23	Form of CEO Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed on March 1, 2017).

10.24	Form of Executive Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed on March 1, 2017).

10.25	Form of Executive Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, filed on March 1, 2017).

10.26	Park Hotels & Resorts Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on May 3, 2017).

10.27	Form of Restricted Stock Unit Agreement for Converted Performance Stock Unit Awards Granted in 2015 and 2016 (incorporated by reference to Exhibit 10.17 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.28	Form of Performance Share Agreement for Converted Awards Granted in 2014 (incorporated by reference to Exhibit 10.18 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.29	Form of Non-Qualified Stock Option Agreement for Converted Stock Options Granted in 2015 and 2016 (incorporated by reference to Exhibit 10.19 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.30	Form of Non-Qualified Stock Option Agreement for Converted Stock Options Granted in 2014 (incorporated by reference to Exhibit 10.20 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.31	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units Granted in 2016 (incorporated by reference to Exhibit 10.21 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.32	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units Granted in 2015 (incorporated by reference to Exhibit 10.22 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.33	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units by and between the Company and Thomas J. Baltimore, Jr (incorporated by reference to Exhibit 10.23 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

11	Computation of Per Share Earnings from Operations (included in the notes to the unaudited financial statements contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, filed on May 4, 2017).

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Park Hotels & Resorts Inc. filed on March 2, 2017).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 5.1).

23.3*	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 8.1).

24.1*	Power of Attorney (included on the Signature Page).

*	Filed herewith.

Item 37. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the McLean, Virginia, on May 5, 2017.

PARK HOTELS & RESORTS INC.

By:	/s/ Thomas J. Baltimore, Jr,
Name: Thomas J. Baltimore, Jr.
Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas J. Baltimore, Jr., Sean M. Dell’Orto and Thomas C. Morey, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-11 and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Thomas J. Baltimore, Jr.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 5, 2017
Thomas J. Baltimore, Jr.

/s/ Sean M. Dell’Orto	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 5, 2017
Sean M. Dell’Orto

/s/ Darren W. Robb	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 5, 2017
Darren W. Robb

/s/ Patricia M. Bedient	Director	May 5, 2017
Patricia M. Bedient

/s/ Gordon M. Bethune	Director	May 5, 2017
Gordon M. Bethune

/s/ Robert G. Harper	Director	May 5, 2017
Robert G. Harper
/s/ Tyler S. Henritze	Director	May 5, 2017
Tyler S. Henritze

/s/ Christie B. Kelly	Director	May 5, 2017
Christie B. Kelly

/s/ Joseph I. Lieberman	Director	May 5, 2017
Joseph I. Lieberman

/s/ Timothy J. Naughton	Director	May 5, 2017
Timothy J. Naughton

/s/ Stephen I. Sadove	Director	May 5, 2017
Stephen I. Sadove

EXHIBIT INDEX

Exhibit number	Description

2.1	Distribution Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed on January 4, 2017).

3.1	Amended and Restated Certificate of Incorporation of Park Hotels & Resorts Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on March 17, 2017).

3.2	Amended and Restated By-laws of Park Hotels & Resorts Inc. (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K, filed on March 17, 2017).

5.1*	Opinion of Hogan Lovells US LLP regarding validity of shares issued.

8.1*	Opinion of Hogan Lovells US LLP regarding certain tax matters.

10.1	Employee Matters Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on January 4, 2017).

10.2	Tax Matters Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton Domestic Operating Company Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on January 4, 2017).

10.3	Master Transition Services Agreement by and among Hilton Worldwide Holdings Inc., Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc., dated as of January 2, 2017 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed on January 4, 2017).

10.4	Stockholders Agreement among Park Hotels & Resorts Inc. and the other parties thereto, dated as of January 2, 2017 (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed on January 4, 2017).

10.5	Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed on January 4, 2017).

10.6	Registration Rights Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc. and the other parties thereto (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form 10 (File No. 001-37795), filed on November 14, 2016).

10.7	Loan Agreement, dated as of October 7, 2016, among S.F. Hilton LLC and P55 Hotel Owner LLC, collectively, as Borrowers and JPMorgan Chase Bank, National Association, Deutsche Bank, AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lenders and the other parties thereto (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.8	Guaranty Agreement, dated as of October 7, 2016, among Park Intermediate Holdings LLC and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.9	Employment Agreement dated April 26, 2016, between Park Hotels & Resorts Inc. and Thomas J. Baltimore Jr (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form 10 (File No. 001-37795)).

10.10	Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, filed on January 4, 2017).

10.11	Park Hotels & Resorts Inc. 2017 Executive Deferred Compensation Plan, dated as of January 3, 2017 (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K, filed on January 4, 2017).

10.12	Registration Rights Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc. and HNA Tourism Group Co., Ltd (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.13	Stockholders Agreement, dated as of October 24, 2016, among Park Hotels & Resorts Inc., HNA Tourism Group Co., Ltd. and, solely for purposes of Section 4.3 thereof, HNA Group Co., Ltd (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.14	Loan Agreement, dated as of October 24, 2016, among Hilton Hawaiian Village LLC, as Borrower, Hilton Hawaiian Village Lessee LLC, as Operating Lessee, and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender and the other parties thereto (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.15	Guaranty Agreement, dated as of October 24, 2016, among Park Intermediate Holdings LLC and JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A., collectively, as Lender (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form 10 (File No. 001-37795), as filed on November 14, 2016).

10.16	Credit Agreement, dated as of December 28, 2016, by and among Park Intermediate Holdings LLC, Park Hotels & Resorts Inc., the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as documentation agents, and The Bank of New York Mellon, Citibank, N.A., PNC Bank, National Association and Royal Bank of Canada, as senior managing agents (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on December 30, 2016).

10.17	Form of Performance Stock Unit Agreement by and between the Company and Thomas J. Baltimore, Jr. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on January 26, 2017).

10.18	Form of Restricted Stock Agreement by and between the Company and each of Robert D Tanenbaum and Thomas C. Morey (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on January 26, 2017).

10.19	Form of Indemnification Agreement entered into between Park Hotels & Resorts Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form 10 (File No. 0001-37795), filed on November 14, 2016).

10.20	Park Hotels & Resorts Inc. Executive Short-Term Incentive Program (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on March 1, 2017).

10.21	Park Hotels & Resorts Inc. Executive Long-Term Incentive Program (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on March 1, 2017).

10.22	Form of CEO Performance Stock Unit Agreement (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed on March 1, 2017).

10.23	Form of CEO Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed on March 1, 2017).

10.24	Form of Executive Performance Stock Unit Award Agreement (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed on March 1, 2017).

10.25	Form of Executive Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, filed on March 1, 2017).

10.26	Park Hotels & Resorts Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on May 3, 2017).

10.27	Form of Restricted Stock Unit Agreement for Converted Performance Stock Unit Awards Granted in 2015 and 2016 (incorporated by reference to Exhibit 10.17 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.28	Form of Performance Share Agreement for Converted Awards Granted in 2014 (incorporated by reference to Exhibit 10.18 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.29	Form of Non-Qualified Stock Option Agreement for Converted Stock Options Granted in 2015 and 2016 (incorporated by reference to Exhibit 10.19 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.30	Form of Non-Qualified Stock Option Agreement for Converted Stock Options Granted in 2014 (incorporated by reference to Exhibit 10.20 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.31	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units Granted in 2016 (incorporated by reference to Exhibit 10.21 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.32	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units Granted in 2015 (incorporated by reference to Exhibit 10.22 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

10.33	Form of Restricted Stock Unit Agreement for Converted Restricted Stock Units by and between the Company and Thomas J. Baltimore, Jr (incorporated by reference to Exhibit 10.23 to our Quarterly Report on Form 10-Q, filed on May 4, 2017).

11	Computation of Per Share Earnings from Operations (incorporated by reference to Exhibit 11 to our Quarterly Report Form 10-Q for the three months ended March 31, 2017, filed on May 4, 2017).

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Park Hotels & Resorts Inc. filed on March 2, 2017).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 5.1).

23.3*	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 8.1).

24.1*	Power of Attorney (included on the Signature Page).

*	Filed herewith.